Exhibit 2.3

/03	Consolidated Balance Sheets

/04	Consolidated Statements of Unitholders’ Equity

/05	Consolidated Statements of Comprehensive Income

/06	Consolidated Statements of Cash Flows

/07	Notes to Condensed Interim Consolidated Financial Statements

FRONT: Patrick Bélanger, Kristina Ingleby, Anick Paquet, Éric Bélanger, Franca Pelligrino, Anne Berthelot, Michel Lévesque, Nancy Michaud, Jean-François Ouellette, Michel Lajoie, Lyne Morin, Taïna Nelson, Michel Hornblower, Johanne Barbeau, Troy Nesbitt | BACK: Bruno Lebel, Micheline Dubois, Francis Charette, Jean Leclerc, Line Labbé, Jean Themens, Maryse Trépanier, Gerry McBride, Jacinthe Corriveau, Brigitte Paré, Caroline Lajoie, Katrine Girard, Frédéric Michel.

CONSOLIDATED BALANCE SHEETS

[Unaudited, in thousands of Canadian dollars]

	Note	As at September 30, 2011	As at December 31, 2010
		$	$

ASSETS
Investment properties	8, 9
Income properties	5, 6	2,405,008	2,220,233
Properties under development	7	78,564	118,082
Land held for future development	7	44,798	40,031
		2,528,370	2,378,346
Goodwill		9,380	9,380
Prepaid expenses and other assets		48,614	3,903
Accounts receivable		14,134	13,965
Income taxes recoverable		54	—

Total assets		2,600,552	2,405,594

LIABILITIES
Mortgages payable	8	853,055	816,448
Convertible debentures		394,119	393,991
Bank indebtedness	9	171,515	61,866
Accounts payable and accrued liabilities		30,665	31,007
Current tax liability		—	80
Deferred tax liability		7,865	7,108
Distributions payable to unitholders		7,689	—

Total liabilities		1,464,908	1,310,500

UNITHOLDERS’ EQUITY
Unitholders’ equity		1,135,644	1,095,094

Total liabilities and unitholders’ equity		2,600,552	2,405,594

See accompanying notes to condensed interim consolidated financial statements

CONSOLIDATED STATEMENTS

OF UNITHOLDERS’ EQUITY

For the periods ended September 30

[Unaudited, in thousands of Canadian dollars]

	Note	Unitholders’ contributions	Cumulative net income	Cumulative distributions	Contributed surplus	Equity component of convertible debentures	Total
		$	$	$	$	$	$

Balance as at January 1, 2011		857,986	757,338	(523,998)	1,879	1,889	1,095,094

Net income and comprehensive income		—	81,758	—	—	—	81,758
Distributions to unitholders	12	—	—	(69,138)	—	—	(69,138)
Issue of units	10	27,844	—	—	—	—	27,844
Unit issue expenses	10	(30)	—	—	—	—	(30)
Unit option plan		—	—	—	116	—	116

Balance as at September 30, 2011		885,800	838,096	(593,136)	1,995	1,889	1,135,644

		Unitholders’ contributions $	Cumulative net income $	Cumulative distributions $	Contributed surplus $	Equity component of convertible debentures $	Total $

Balance as at January 1, 2010		715,593	648,543	(436,971)	1,569	1,889	930,623

Net income and comprehensive income		—	74,705	—	—	—	74,705
Distributions to unitholders		—	—	(64,376)	—	—	(64,376)
Issue of units		139,645	—	—	—	—	139,645
Unit issue expenses		(5,081)	—	—	—	—	(5,081)
Unit option plan		—	—	—	194	—	194

Balance as at September 30, 2010		850,157	723,248	(501,347)	1,763	1,889	1,075,710

See accompanying notes to condensed interim consolidated financial statements

CONSOLIDATED STATEMENTS

OF COMPREHENSIVE INCOME

For the periods ended September 30

[Unaudited, in thousands of Canadian dollars, except per unit amounts]

	Note	Quarter		Cumulative (nine months)

		2011 $	2010 $	2011 $	2010 $

Operating revenues
Rental revenue from investment properties		78,002	69,096	239,758	211,121

Operating expenses
Operating costs		13,366	12,137	43,729	38,377
Realty taxes and services		16,200	13,870	54,883	48,109
Property management expenses		1,166	1,151	3,639	3,074

		30,732	27,158	102,251	89,560

Net operating income		47,270	41,938	137,507	121,561

Financial expense		(17,183)	(14,042)	(50,158)	(41,963)

Trust administrative expenses		(1,463)	(1,370)	(4,266)	(3,827)

Income before transaction costs and income taxes		28,624	26,526	82,083	75,771

Transaction costs – business combination	17	(646)	(34)	(646)	(685)

Income before income taxes		27,978	26,492	82,437	75,086

Income taxes
Recoverable		—	—	78	—
Deferred		(60)	(185)	(757)	(381)

		(60)	(185)	(679)	(381)

Net income and comprehensive income		27,918	26,307	81,758	74,705

Basic net income per unit	11	0.44	0.43	1.29	1.26
Diluted net income per unit	11	0.43	0.42	1.28	1.25

See accompanying notes to condensed interim consolidated financial statements

CONSOLIDATED STATEMENTS

OF CASH FLOWS

For the periods ended September 30

[Unaudited, in thousands of Canadian dollars]

	Note	Quarter		Cumulative (nine months)

		2011 $	2010 $	2011 $	2010 $

OPERATING ACTIVITIES
Net income		27,918	26,307	81,758	74,705
Adjustments for:
Amortization of capitalized financing costs and other assets		975	880	2,860	2,734
Amortization of fair value adjustments on assumed indebtedness		(413)	(133)	(968)	(296)
Accretion of liability component of convertible debentures		61	55	179	168
Compensation expense related to unit options		195	221	737	664
Deferred taxes		60	185	757	381
Change in accounts receivable – recognition of leases on a straight-line basis		(420)	(165)	(1,975)	(1,432)
Change in non-cash working capital items	13	14,607	8,817	(15,462)	(13,731)

Cash flows provided from operating activities		42,983	36,167	67,886	63,193

INVESTING ACTIVITIES
Business combination		—	(264)	—	(28,238)
Additions to income properties	5, 6	(20,028)	(21,111)	(87,470)	(42,783)
Additions to properties under development and land held for future development	7	(3,531)	(8,573)	(19,389)	(54,432)
Additions to other assets		(28,800)	(151)	(29,094)	(429)

Cash flows used in investing activities		(52,359)	(30,099)	(135,953)	(125,882)

FINANCING ACTIVITIES
Mortgages payable		4,849	16,444	15,884	30,652
Monthly repayment of mortgages payable		(6,279)	(5,626)	(18,090)	(16,496)
Repayments of balances at maturity of mortgages payable		—	(17,716)	(2,769)	(18,912)
Bank indebtedness		25,533	14,138	109,274	(89,694)
Net proceeds from issue of convertible debentures		—	(14)	—	82,695
Net proceeds from issue of units	10	3477	8,203	13,888	129,561
Distributions to unitholders		(18,204)	(21,497)	(50,120)	(55,117)

Cash flows provided from financing activities		9,376	(6,068)	68,067	62,689

Net change in cash and cash equivalents		—	—	—	—
Cash and cash equivalents, beginning of period		—	—	—	—

Cash and cash equivalents, end of period		—	—	—	—

Other information
Interest paid		19,390	18,016	55,371	52,682
Income taxes paid		—	—	56	—

See accompanying notes to condensed interim consolidated financial statements

NOTES TO CONDENSED INTERIM

CONSOLIDATED FINANCIAL STATEMENTS

For the periods ended September 30, 2011 and 2010

[Unaudited, in thousands of Canadian dollars except per unit amounts]

1.	DESCRIPTION OF THE TRUST

Cominar Real Estate Investment Trust («Cominar» or the «Trust») is an unincorporated closed-end real estate investment trust created by a Contract of Trust on March 31, 1998 under the laws of the Province of Quebec. Cominar is the largest owner of commercial properties in the Province of Quebec. As of the date of these financial statements, Cominar owned and managed a high-quality portfolio of 269 properties including 53 office buildings, 55 retail buildings and 161 industrial and mixed-use buildings covering 21.0 million square feet in the Québec City, Montréal and Ottawa-Gatineau areas as well as in the Atlantic Provinces.

Cominar is listed on the Toronto Stock Exchange and its units trade under the symbol «CUF.UN». The head office is located at 455 du Marais Street, Québec City, Québec, Canada. Additional information about the Trust is available on Cominar’s website at www.cominar.com.

The Board of Trustees has approved Cominar’s condensed interim consolidated financial statements on November 8, 2011.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of preparation

Cominar’s unaudited condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards («IFRS») applicable to the preparation of interim financial statements, and comply notably with the requirements of IAS 34, «Interim financial Reporting». Cominar has also applied IFRS 1, «First-time Adoption of International Financial Reporting Standards», for the preparation of these financial statements as they are part of the period covered by the first IFRS annual consolidated financial statements for the fiscal year ending December 31, 2011. They do not include all the disclosures that will normally be found in the Trust’s annual consolidated financial statements. The accounting policies and application methods thereof have been consistently applied throughout each of the periods presented in these condensed interim consolidated financial statements. These condensed interim consolidated financial statements should be read in conjunction with Cominar’s Canadian GAAP annual financial statements for the fiscal year ended December 31, 2010 and the condensed interim consolidated financial statements for the three-month period ended March 31, 2011, prepared in accordance with IAS 34.

In connection with the preparation of its condensed interim consolidated financial statements for the period ended September 30, 2011, Cominar has applied the IFRSs issued as of November 9, 2011 and effective for December 31, 2011. Other standards could be issued or changes to current standards could be brought and application thereof could be mandatory upon issuance of Cominar’s annual financial statements as at December 31, 2011. In addition, new standards could also be issued before the end of the current fiscal year so as to be effective in 2012 or subsequently, but whose application, without being mandatory, could be made on an early basis. Upon the issuance of its subsequent interim consolidated financial statements or its annual financial statements, Cominar could therefore bring changes to its accounting policies through relevant restatements.

Note 4 provides the reconciliations and disclosures required to understand the impact of the transition of GAAP to IFRSs on Cominar’s financial position as at September 30, 2010, its results for the three-month and nine-month periods ended September 30, 2010 and its cash flows for the nine-month period ended September 30, 2010.

b)	Basis of presentation

Consolidation

These condensed interim consolidated financial statements include the accounts of Cominar and its wholly-owned subsidiaries and its proportionate share of the assets, liabilities, revenues and expenses of the property it co-owns.

Use of estimates

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. The actual results that could differ materially from those estimates are described below:

•	Investment properties

Investment properties are recorded at fair value at the balance sheet date. Fair value is determined using both management’s internal measurements and valuations from independent real estate appraisers, performed in accordance with recognized valuation techniques. Techniques used include the capitalized net operating income method and the discounted cash flow method, including notably estimates of capitalization rates and future net operating income as well as estimates of discount rates and future cash flows applicable to investment properties, respectively.

Management’s fair value internal measurements rely on internal financial information and are corroborated by capitalization rates obtained from independent experts.

Management’s internal measurements and values obtained from independent appraisers are both subject to significant judgments, estimates and assumptions about market conditions at the balance sheet date.

The fair value of Cominar’s investment properties recorded on the balance sheet in accordance with IFRS is the sum of the fair value of each investment property considered individually and does not necessarily reflect the contribution of the following elements that characterize Cominar: (i) the composition of the property portfolio diversified through its client base, geographic markets and activity segments; (ii) the synergies among investment properties; (iii) a fully integrated management approach. Therefore, the fair value of Cominar’s investment properties taken as a whole could differ from that appearing on the balance sheet.

•	Financial instruments

Financial instruments must be initially measured at fair value. Cominar must also estimate and disclose the fair value of certain financial instruments for information purposes in the financial statements presented for subsequent periods. When fair value cannot be derived from active markets, it is determined using valuation techniques, namely the discounted cash flow method. If possible, data related to these models are derived from observable markets, and if not, judgment is required to determine fair value. Judgments take into account the liquidity risk, credit risk and volatility. Any changes in assumptions related to these factors could modify the reported fair value of financial instruments.

•	Convertible debentures

Upon initial recognition, Cominar’s management must estimate, if applicable, the fair value of the conversion option included in the convertible debentures. Under IFRSs, the Unitholders’ equity component must be allocated the remaining amount obtained after deducting, from the fair value of the compound financial instrument considered as a whole, the established amount of the Liability component. Should this estimate be inappropriate, it would have an impact on the interest expense recognized in the financial statements.

•	Business combinations

Business combinations are accounted for using the acquisition method. The cost of a business combination is the value, at the acquisition date, of the assets transferred, liabilities incurred and Unitholders’ equity instruments issued in exchange of the control of the acquired business. When the cost of a business combination exceeds the fair value of the assets acquired or liabilities assumed, such excess is recorded as goodwill. Transaction-related costs are expensed as incurred.

•	Unit options

The compensation expense related to unit options is measured at fair value and is amortized based on the graded vesting method using the Black-Scholes model. This model requires management to make many estimates on various data, such as the expected life, volatility, the weighted average dividend yield of distributions and the weighted average risk-free interest rate. Any changes to certain assumptions could impact the compensation expense related to unit options recognized in the financial statements.

•	Income taxes

Deferred taxes of Cominar’s subsidiaries are measured at the tax rates expected to apply in the future as temporary differences between the reported carrying amounts and tax bases of the assets and liabilities reverse. Changes to deferred taxes related to changes in tax rates are recognized in income in the period when the rate change is substantively enacted.

Any changes in future tax rates or in the timing of the reversal of temporary differences could affect the income tax expense.

•	Impairment of goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the fair value of net identifiable assets acquired. Goodwill is not amortized but is tested for impairment on an annual basis or more frequently if events or circumstances indicate that it is more likely than not that goodwill may be impaired. The recoverability of goodwill is determined based on the cash-generating unit to which it belongs. The net carrying amount of the cash-generating unit is compared to its recoverable amount, which is defined as the higher of the fair value less costs to sell and its value in use. If either value exceeds its carrying amount, goodwill is not impaired. Otherwise, the difference is charged to income for the period during which the impairment occurs.

Investment properties

Investment property is immovable property held by the Trust to earn rentals or for capital appreciation, or both, rather than for use in the production or supply of goods and services or for administrative purposes, or for sale in the ordinary course of business. Investment properties include income properties, properties under development and land held for future development.

Cominar adopted the recommendations of IAS 40, «Investment property», and chose the fair value model to record its investment properties in its financial statements. Fair value is the amount for which the properties could be exchanged between knowledgeable, willing parties in an arm’s length transaction. Any change in the fair value is recognized in income for the period in which it arises. The fair value of investment property shall reflect market conditions at the end of the reporting period. Fair value is time-specific as of a given date. As market conditions could change, the amount presented as fair value could be incorrect or inadequate at another date. The fair value of investment properties is based on measurements derived from management’s estimates or from independent appraisers, plus capital expenditures made since the most recent appraisal. Management regularly reviews the appraisal of its investment properties between the appraisal dates in order to determine whether the related assumptions, such as net operating income and capitalization rates, still apply. These assumptions are compared to market data issued by independent experts. When increases or decreases are required, Cominar adjusts the carrying amount of its investment properties.

The fair value of Cominar’s investment properties recorded on the balance sheet in accordance with IFRS is the sum of the fair value of each investment property considered individually and does not necessarily reflect the contribution of the following elements that characterize Cominar: (i) the composition of the property portfolio diversified through its client base, geographic markets and activity segments; (ii) the synergies among investment properties; (iii) a fully integrated management approach. Therefore, the fair value of Cominar’s investment properties taken as a whole could differ from that appearing on the balance sheet.

Properties under development in construction phase are measured at cost until their fair value can be reliably determined, usually when development has been completed. The fair value of land held for future development is based on recent prices derived from comparable market transactions.

Capitalization of costs

Cominar capitalizes into investment properties the costs incurred to increase their capacity, replace certain components and make improvements after their acquisition date. The Trust also capitalizes the major maintenance and repair expenses providing benefits that will last far beyond the end of the reporting period. The acquisition of investment property usually represents a business combination, as defined in IFRS 3, «Business Combinations». Under this standard, transaction-related costs are immediately accrued as incurred. Costs that are directly related to the purchase of property are capitalized at the cost of the asset.

Concerning properties under development and land held for future development, the Trust capitalizes all direct costs incurred for their acquisition, layout and construction. Such capitalized costs also include borrowing costs that are directly attributable to the properties concerned. Cominar begins capitalizing borrowing costs when it incurs expenditures for the properties in question and it undertakes activities that are necessary to prepare these properties for their intended use. Cominar ceases capitalizing borrowing costs when the asset is ready for management’s intended use.

Revenue recognition

Management has determined that all leases concluded between Cominar and its tenants are operating leases. Minimum lease payments are recognized using the straight-line method over the term of the related leases, and the excess of payments recognized over amounts payable is recorded on Cominar’s balance sheet under investment properties. Leases generally provide for the tenants’ payment of maintenance expenses of common elements, realty taxes and other operating costs, such payment being recognized as operating revenues in the period when the right to payment vests. Percentage leases are recognized when the minimum sales level has been reached pursuant to the related leases. Lease cancellation fees are recognized when they are due. Finally, incidental income is recognized when services are rendered.

Cash and cash equivalents

Cash and cash equivalents consist of cash and investments that are readily convertible into a known amount of cash, that are not subject to a significant risk of change in value and that have original maturities of three months or less. Bank indebtedness is considered to be a financing activity.

Deferred financing expenses

Issue expenses incurred to obtain debt financing are applied against the debt and are amortized using the effective interest rate method over the term of the related debt.

Leasing costs

Leasehold improvements, incurred directly by Cominar or through an allowance to tenants, as well as initial direct costs, mostly brokerage fees incurred for negotiating or preparing leases, are not amortized.

Tenant inducements, mostly the payment of a monetary allowance to tenants and the granting of free occupancy periods, are accounted for as accounts receivable and are subsequently amortized on a straight-line basis over the related lease term.

All these costs are added to the carrying amount of investment properties when they are incurred.

Other assets and depreciation

Other assets consist, among other things, of furniture and office equipment, computer equipment and software as well as automotive equipment. These assets are depreciated using the straight-line method over their expected useful lives, which vary from three to five years.

Income taxes

Cominar is considered a «mutual fund trust» for income tax purposes. In exercising their discretionary power regarding distributions under the Contract of Trust, the trustees intend to distribute or designate all taxable income directly earned by Cominar to unitholders and to deduct such distributions and designations for income tax purposes. Therefore, no provision for income taxes is required for the Trust.

Cominar’s subsidiaries that are incorporated as business corporations are subject to tax on their taxable income under the Income Tax Act (Canada) and Taxation Act of the provinces concerned. These subsidiaries account for their current or recovered taxes at the current enacted tax rates and use the liability method to account for deferred taxes. The net deferred tax liability represents the cumulative amount of taxes applicable to temporary differences between the reported carrying amounts and tax bases of the assets and liabilities.

Financial instruments

Cominar groups its financial instruments into classes according to their nature and characteristics. Management determines such classification upon initial measurement, which is usually at the date of acquisition.

Cominar has used the following classifications for its financial instruments:

•

Cash and cash equivalents and accounts receivable, including loans to certain clients, are classified as «Loans and Receivables.» They are initially measured at fair value. Subsequently, they are measured at amortized cost using the effective interest method. For Cominar, this value generally represents cost.

•

Mortgages payable, convertible debentures, bank indebtedness, accounts payable and accrued liabilities and distributions payable to unitholders are classified as «Other Financial Liabilities.» They are initially measured at fair value. Subsequently, they are measured at amortized cost using the effective interest method.

Unit option plan

Cominar has a unit option plan for the benefit of trustees, management and employees. The plan does not provide for cash settlement. The Trust recognizes compensation expense on unit options granted, based on their fair value, which is calculated using an option valuation model. The compensation expense is amortized using the graded vesting method.

Per unit calculations

Basic net income per unit is calculated based on the weighted average number of units outstanding for the period. The calculation of net income per unit on a diluted basis considers the potential exercise of outstanding unit purchase options and the potential issuance of units under convertible debentures, if dilutive.

3.	NEW INTERNATIONAL FINANCIAL REPORTING STANDARDS (IFRS) AND INTERPRETATIONS (IFRIC)

Some recently issued IFRS and IFRIC will be effective only from a subsequent date. Cominar is currently assessing the impact of these IFRS and IFRIC on its consolidated financial statements. Presented below are the standards that could significantly affect the financial statements during the subsequent periods.

IFRS 9 – «Financial instruments»

In November 2009, the IASB issued IFRS 9, «Financial Instruments: Classification and Measurement», a new standard on the classification and measurement of financial instruments, which will replace IAS 39, «Financial Instruments: Recognition and Measurement». IFRS 9 presents two measurement categories: amortized cost and fair value. All equity instruments are measured at fair value. Debt instruments are measured at amortized cost only if they are held in order to collect contractual cash flows and if cash flows are solely payments of principal and interest. Otherwise, they are held at fair value through profit and loss.

Requirements for financial liabilities were added in October 2010 and most of them were carried forward unchanged from IAS 39, except for the fair value changes attributable to the credit risk of financial liabilities designated at fair value through profit or loss, which should usually be included in comprehensive income.

This new standard is effective for annual periods beginning on or after January 1, 2013.

IAS 12 – «Income taxes»

In December 2010, the IASB published amendments to IAS 12, «Income Taxes» regarding the measurement of deferred income tax liabilities and assets arising from an investment property measured using the fair value model in IAS 40, «Investment Property». Those amendments introduce, for the purpose of establishing the deferred tax consequences related to temporary differences associated with investment property, a rebuttable presumption that the carrying amount of such investment property is recovered through sale. This presumption is rebutted if the investment property is held within a business model whose objective is to consume substantially all of the investment property’s economic benefits over time, rather than through sale. Amendments to IAS 12 are effective for annual periods beginning on or after January 1, 2012.

In May 2011, the IASB issued the following standards: IFRS 10, «Consolidated Financial Statements», IFRS 11, «Joint Arrangements», IFRS 12, «Disclosure of Interests in Other Entities», IAS 27, «Separate Financial Statements», IFRS 13, «Fair Value Measurement», and IAS 28 amended, «Investments in Associates and Joint Ventures». Each of the new standards is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted.

The following is a brief summary of the new standards:

IFRS 10 – «Consolidated Financial Statements»

IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12, «Consolidation—Special Purpose Entities» and parts of IAS 27, «Consolidated and Separate Financial Statements».

IFRS 11 – «Joint Arrangements»

IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, «Interests in Joint Ventures», and SIC-13, «Jointly Controlled Entities—Non-monetary Contributions by Venturers».

IFRS 12 – «Disclosure of Interests in Other Entities»

IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities.

IFRS 13 – «Fair Value Measurement»

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

Amendments to Other Standards

In addition, there have been amendments to existing standards, including IAS 27, «Consolidated and Separate Financial Statements», and IAS 28, «Investments in Associates and Joint Ventures». IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 – 13.

4.	FIRST-TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (IFRS)

Transition base to IFRSs

Cominar’s consolidated financial statements for the fiscal year ending December 31, 2011 will be its first annual financial statements prepared in accordance with IFRSs. These condensed interim consolidated financial statements as at September 30, 2011, have been prepared in conformity with accounting policies described in note 2. Cominar also applied IFRS 1, «First-time Adoption of International Financial Reporting Standards», for the preparation of its financial statements.

Cominar’s IFRS transition date is January 1, 2010, being the opening date of the first comparative period. Therefore the Trust has prepared its opening balance sheet at that date. Cominar’s IFRS adoption date is January 1, 2011.

As described below, in preparing these condensed interim consolidated financial statements in accordance with IFRS 1, Cominar has elected to use one of the allowed exemptions from other IFRSs while taking into account one of the exceptions to the retrospective application of other IFRSs.

Exemption from other IFRSs

The Trust has elected to apply the exemption to the other following standards:

•

Business combination – Business combinations that occurred before the date of transition (January 1, 2010) have not been restated and the measurement established under Canadian GAAP has been maintained.

Exception to the retrospective application of other IFRSs

Cominar has applied the following mandatory exception to the retrospective application of other IFRSs:

•	Estimates – Estimates made in accordance with IFRSs as at January 1, 2010, are consistent with those made for the same date in accordance with Canadian GAAP.

Reconciliations of Canadian GAAP to IFRS

The following prescribed reconciliations show the impact of the transition to IFRS:

4.1   Unitholders’ equity as at September 30, 2010

4.2   Comprehensive income for the quarter ended September 30, 2010

4.3   Comprehensive income for the nine-month period ended September 30, 2010

4.4   Cash flows for the nine-month period ended September 30, 2010

4.1	Reconciliation of unitholders’ equity as at September 30, 2010

Description under GAAP	Note	Canadian GAAP $	Impact of transition to IFRS $	IFRS $	Description under IFRS

ASSETS					ASSETS
					Investment properties
Income properties	a	1,661,992	463,420	2,125,412	Income properties
Properties under development	a	118,379	(30)	118,349	Properties under development
Land held for future development	a	50,369	(261)	50,108	Land held for future development

		1,830,740	463,129	2,293,869
Land held for sale		34,271	—	34,271	Land held for sale
Goodwill	b	10,065	(685)	9,380	Goodwill
Capitalized leasing costs and other assets	c	53,250	(53,250)	—
Prepaid expenses	d	14,634	1,319	15,953	Prepaid expenses and other assets
Accounts receivable	e	33,235	(14,542)	18,693	Accounts receivable

Total assets		1,976,195	395,971	2,372,166	Total assets

LIABILITIES					LIABILITIES
Mortgages payable		810,802	—	810,802	Mortgages payable
Convertible debentures		395,509	—	395,509	Convertible debentures
Bank indebtedness		45,535	—	45,535	Bank indebtedness
Accounts payable and accrued liabilities		30,095	—	30,095	Accounts payable and accrued liabilities
Future income tax liability	f	6,576	467	7,043	Deferred tax liability
Distributions payable to unitholders		7,471	—	7,471	Distributions payable to unitholders

Total liabilities		1,295,988	467	1,296,455	Total liabilities

UNITHOLDERS’ EQUITY					UNITHOLDERS’ EQUITY
Unitholders’ contributions		850,157	—	850,157	Unitholders’ contributions
Cumulative net income	g	327,745	395,504	723,249	Cumulative net income
Cumulative distributions		(501,347)	—	(501,347)	Cumulative distributions
Contributed surplus		1,763	—	1,763	Contributed surplus
Equity component of convertible debentures		1,889	—	1,889	Equity component of convertible debentures

Total unitholders’ equity		680,207	395,504	1,075,711	Total unitholders’ equity

Total liabilities and unitholders’ equity		1,976,195	395,971	2,372,166	Total liabilities and unitholders’ equity

Explanation of the impact of transition to IFRS

			$

a)	Investment properties

	i.	Writeoff of accumulated depreciation of investment properties	239,488

		Investment properties are measured at fair value in accordance with IAS 40, «Investment property». Therefore investment properties are not depreciated.

	ii.	Reclassification of Accounts receivable – recognition of leases on a straight-line basis	14,542

		Accounts receivable – recognition of leases on a straight-line basis are added to the carrying amount of investment properties.

	iii.	Adjustment to Accounts receivable – recognition of leases on a straight-line basis	549

		Under GAAP, the accounting policy relating to the recognition of leases on a straight-line basis has been applied prospectively as from January 1, 2004. Under IFRS, this policy should be applied since the inception of the leases still existing at the date of transition. The balance has been adjusted to consider the change in the balance during the first three quarters.

	iv.	Reclassification of Net leasing costs	50,549

		Leasing costs are added to the carrying amount of investment properties.

	v.	Writeoff of accumulated amortization of leasehold improvements and initial direct costs	35,405

		Leasehold improvements that increased the rental value of investment property as well as initial direct costs are not amortized.

	vi.	Reclassification of Other assets	1,396

		Some other assets have been reclassified into investment properties.

	vii.	Writeoff of capitalized interest	(291)

		Inclusion of borrowing costs is not eligible for this type of property when no activities have been undertaken for its preparation.

	viii.	Fair value adjustment	121,491

		Investment properties are measured at fair value in accordance with IAS 40, «Investment property».

Cumulative impact – increase in investment properties			463,129

b) Goodwill

i.	Goodwill adjustment	(685)

	Costs incurred to effect the March 2010 business combination transaction have been charged to income during the period.

c) Capitalized leasing costs and other assets

i.	Reclassification of Net leasing costs	(50,549)

	Leasing costs are added to the carrying amount of investment properties.

ii.	Reclassification of Other assets	(2,701)

	Other assets, previously presented with Capitalized leasing costs under GAAP, are now presented with Prepaid expenses.

Cumulative impact – decrease in Capitalized leasing costs and other assets		(53,250)

d) Prepaid expenses and other assets

i.	Reclassification of Other assets	1,319

	A part of Other assets, previously presented with Capitalized leasing costs under GAAP, is now presented with Prepaid expenses.

e) Accounts receivable

i.	Reclassification of Accounts receivable – recognition of leases on a straight-line basis	(14,542)

	Accounts receivable – recognition of leases on a straight-line basis are added to the carrying amount of investment properties.

f) Deferred tax liability

i.	Adjustment to deferred tax liability	467

	The deferred tax liability has been adjusted to reflect the modifications resulting from the application of IFRS

g) Cumulative net income
All aforementioned adjustments, except for reclassifications, have been accounted for in the opening balance of Cumulative net income as at September 30, 2010.

Cumulative impact – increase in Cumulative net income		395,504

4.2	Reconciliation of comprehensive income for the quarter ended September 30, 2010

Description under GAAP	Note	Canadian GAAP $	Impact of transition to IFRS $	IFRS $	Description under IFRS

Operating revenues Rental revenue from income properties	a	69,432	(336)	69,096	Operating revenues Rental revenue from investment properties

Operating expenses Operating costs	f	12,084	53	12,137	Operating expenses Operating costs
Realty taxes and services	f	13,870	—	13,870	Realty taxes and services
Property management expenses	f	1,129	22	1,151	Property management expenses

		27,083	75	27,158

Operating income before the undernoted		42,349	(411)	41,938	Net operating income

Interest on borrowings	f	(14,025)	(17)	(14,042)	Financial expense

Depreciation of income properties	b	(13,994)	13,994	—

Amortization of capitalized leasing costs and other assets	c	(2,996)	2,996	—

Trust administrative expenses		(1,370)	—	(1,370)	Trust administrative expenses

Other revenues	f	48	(48)	—

		10,012	16,514	26,526	Income before transaction costs and income taxes

	d	—	(34)	(34)	Transaction costs – business combination

Income before income taxes		10,012	16,480	26,492	Income before income taxes

Income taxes					Income taxes
Current		—	—	—	Current
Future	e	21	(206)	(185)	Deferred

		21	(206)	(185)

Net income and comprehensive income		10,033	16,274	26,307	Net income and comprehensive income

Basic net income per unit Diluted net income per unit		0.16 0.16		0.43 0.42	Basic net income per unit Diluted net income per unit

Explanation of the impact of transition to IFRS

$
a) Rental revenue from investment properties
i.	Reclassification of amortization of tenant inducements	(65)

	Tenant inducements are amortized against rental revenue over the term of the related leases.

ii.	Cancellation of amortization of below-market leases	(232)

	Investment properties are measured at fair value in accordance with IAS 40, «Investment property». Therefore investment properties are not depreciated.

iii.	Adjustment to change in Accounts receivable – recognition of leases on a straight-line basis	(39)

The balance of Accounts receivable – recognition of leases on a straight-line basis has been adjusted at the date of transition to reflect application of the straight-line method since the inception of the related leases. This is the quarterly variation of such adjustment.

Cumulative impact – decrease in rental revenue from investment properties		(336)

b) Depreciation of investment properties
i.	Writeoff of depreciation of investment properties	13,994

	Investment properties are measured at fair value in accordance with IAS 40, «Investment property». Therefore investment properties are not depreciated.

c) Amortization of capitalized leasing costs and other assets
i.	Reclassification of amortization of tenant inducements	65

	Tenant inducements are amortized against rental revenue over the term of the related leases.

ii.	Writeoff of accumulated amortization of leasehold improvements and initial direct costs	2,825

	Leasehold improvements and initial direct costs are added to the carrying amount of investment properties and are not subject to subsequent amortization due to election of fair value model.

iii.	Reclassification of amortization of other assets	106

	A part of amortization of other assets has been reclassified into operating costs and the remaining part has been reclassified into property management expenses.

Cumulative impact – decrease in amortization of capitalized leasing costs and other assets		2,996

d) Transaction costs – business combination

i.	Expensing of transaction costs	(34)

	Costs incurred to effect the March 2010 business combination transaction have been charged to income during the period.

e) Deferred taxes

i.	Adjustment to deferred taxes	(206)

	Deferred taxes have been adjusted to reflect the modifications resulting from the application of IFRS.

f) Certain GAAP figures have been reclassified to conform to IFRS presentation.

4.3	Reconciliation of comprehensive income for the nine-month period ended September 30, 2010

Description under IFRS	Note	Canadian GAAP $	Impact of transition to IFRS $	IFRS $	Description under IFRS

Operating revenues					Operating revenues

Rental revenue from income properties	a	212,147	(1,026)	211,121	Rental revenue from investment properties

Operating expenses					Operating expenses
Operating costs	f	38,239	138	38,377	Operating costs
Realty taxes and services		48,109	—	48,109	Realty taxes and services
Property management expenses	f	3,076	(2)	3,074	Property management expenses

		89,424	136	89,560

Operating income before the undernoted

		122,723	(1,162)	121,561	Net operating income

Interest on borrowings	f	(41,968)	5	(41,963)	Financial expense

Depreciation of income properties	b	(42,310)	42,310	—

Amortization of capitalized leasing costs and other assets	c	(8,645)	8,645	—

Trust administrative expenses		(3,827)	—	(3,827)	Trust administrative expenses

Other revenues	f	275	(275)	—

		26,248	49,523	75,771	Income before transaction costs and income taxes

	d	—	(685)	(685)	Transaction costs – business combination

Income before income taxes		26,248	48,838	75,086	Income before income taxes

Income taxes					Income taxes
Future	e	86	(467)	(381)	Deferred

		86	(467)	(381)

Net income and comprehensive income		26,334	48,371	74,705	Net income and comprehensive income

Basic net income per unit		0.44		1.26	Basic net income per unit
Diluted net income per unit		0.44		1.25	Diluted net income per unit

Explanation of the impact of transition to IFRS

		$

a) Rental revenue from investment properties

i.	Reclassification of amortization of tenant inducements	(236)

	Tenant inducements are amortized against rental revenue over the term of the related leases.

ii.	Cancellation of amortization of below-market leases	(671)

	Investment properties are measured at fair value in accordance with IAS 40, « investment property». Therefore investment properties are not depreciated.

iii.	Adjustment to change in Accounts receivable – recognition of leases on a straight-line basis	(119)

	The balance of Accounts receivable – recognition of leases on a straight-line basis has been adjusted at the date of transition to reflect application of the straight-line method since the inception of the related leases. This is the nine-month period variation of such adjustment.

Cumulative impac – decrease in rental revenue from investment properties		(1,026)

b) Depreciation of investment properties

i.	Writeoff of depreciation of investment properties	42,310

	Investment properties are measured at fair value in accordance with IAS 40, « investment property». Therefore investment properties are not depreciated.

c) Amortization of capitalized leasing costs and other assets

i.	Reclassification of amortization of tenant inducements	236

	Tenant inducements are amortized against rental revenue over the term of the related leases.

ii.	Writeoff of accumulated amortization of leasehold improvements and initial direct costs	8,099

	Leasehold improvements and initial direct costs are added to the carrying amount of investment properties and are not subject to subsequent amortization due to election of fair value model.

iii.	Reclassification of amortization of other assets	310

	A part of amortization of other assets has been reclassified into operating costs and the remaining part has been reclassified into property management expenses.

Cumulative impact – decrease in amortization of capitalized leasing costs and other assets		8,645

d) Transaction costs – business combination

i.	Expensing of transaction costs	(685)

	Costs incurred to effect the March 2010 business combination transaction have been charged to income during the period.

e) Deferred taxes

i.	Adjustment to deferred taxes	(467)

	Deferred taxes have been adjusted to reflect the modifications resulting from the application of IFRS.

f) Certain GAAP figures have been reclassified to conform to IFRS presentation.

4.4	Reconciliation of cash flows for the nine-month period ended September 30, 2010

Description under GAAP	Note	Canadian GAAP $	Impact of transition to IFRS $	IFRS $	Description under IFRS

OPERATING ACTIVITIES					OPERATING ACTIVITIES
Net income	a	26,334	48,371	74,705	Net income
Adjustments for:					Adjustments for:
Depreciation of income properties	b	42,310	(42,310)	—
Amortization of below-market leases	b	(671)	671	—
Amortization of capitalized leasing costs	c	8,335	(8,335)	—
Amortization of capitalized financing costs and other assets		2,794	(60)	2,734	Amortization of capitalized financing costs and other assets
Amortization of fair value adjustments on assumed indebtedness		(296)	—	(296)	Amortization of fair value adjustments on assumed indebtedness
Accretion of liability component of convertible debentures		168	—	168	Accretion of liability component of convertible debentures
Compensation expense related to unit options		664	—	664	Compensation expense related to unit options

Future income tax expense		(86)	467	381	Deferred taxes
	c, d	—	(1,432)	(1,432)	Change in Accounts receivable – recognition of leases on a straight-line basis

Change in non-cash working capital items	d	(15,518)	1,787	(13,731)	Change in non-cash working capital items

Cash flows provided from operating activities		64,034	(841)	63,193	Cash flows provided from operating activities

INVESTING ACTIVITIES					INVESTING ACTIVITIES
Business combination	e	(28,923)	685	(28,238)	Business combination
Additions to income properties	f	(29,495)	(13,288)	(42,783)	Additions to income properties
Additions to properties under development and land held for future development		(54,540)	108	(54,432)	Additions to properties under development and land held for future development
Capitalized leasing costs	f	(13,223)	13,223	—
Other assets		(542)	113	(429)	Other assets

Cash flows used in investing activities		(126,723)	841	(125,882)	Cash flows used in investing activities

FINANCING ACTIVITIES					FINANCING ACTIVITIES
Mortgages payable		30,652	—	30,652	Mortgages payable
Repayment of mortgages payable	g	(35,408)	18,912	(16,496)	Monthly repayment of mortgages payable
	g	—	(18,912)	(18,912)	Repayment of balances at maturity of mortgages payable
Bank indebtedness		(89,694)	—	(89,694)	Bank indebtedness
Net proceeds from issue of convertible debentures		82,695	—	82,695	Net proceeds from issue of convertible debentures
Net proceeds from issue of units		129,561	—	129,561	Net proceeds from issue of units
Distributions to unitholders		(55,117)	—	(55,117)	Distributions to unitholders

Cash flows provided from financing activities		62,689	—	62,689	Cash flows provided from financing activities

Net change in cash and cash equivalents		—	—	—	Net change in cash and cash equivalents

Cash and cash equivalents, beginning of period		—	—	—	Cash and cash equivalents, beginning of period

Cash and cash equivalents, end of period		—	—	—	Cash and cash equivalents, end of period

Explanation of the impact of transition to IFRS

a)	Net income

Refer to the reconciliation of comprehensive income for the nine-month period ended September 30, 2010

b)	Writeoff of depreciation for the period

Investment properties are measured at fair value in accordance with IAS 40, investment property». Therefore investment properties are not depreciated.

c)	Amortization of tenant inducements

Adjustment to leasehold improvements and initial direct costs, which are added to the carrying amount of investment properties and are not subject to subsequent amortization, and reclassification of amortization of tenant inducements.

d)	Change in Accounts receivable – recognition of leases on a straight-line basis

Reclassification for presentation purposes and to consider the variation of the adjustment to the balance of Accounts receivable – recognition of leases on a straight-line basis, which was made at the date of transition.

e)	Reclassification of transaction-related costs

Costs incurred to effect the March 2010 business combination transaction have been charged to income during the period.

f)	Reclassification of capitalized leasing costs

Leasing costs are added to the carrying amount of investment properties.

g)	Certain figures have been reclassified for presentation purposes.

5.	ACQUISITIONS OF INCOME PROPERTIES

First quarter of 2011

•	On March 1, 2011, Cominar acquired an office building located in Halifax, Nova Scotia, with 78,000 square feet of leasable area for a consideration of $15,000 in cash.

•

On March 1, 2011, Cominar acquired an office building located in Moncton, New Brunswick, with 65,000 square feet of leasable area for a consideration of $9,725, consisting of $6,693 for the assumption of a mortgage payable and $3,032 in cash.

•

On March 1, 2011, Cominar acquired an office building located in Montréal, Québec, with 372,000 square feet of leasable area for a consideration of $54,500, consisting of $26,809 for the assumption of a mortgage payable and $27,691 in cash.

Second quarter of 2011

•

On April 29, 201 1, Cominar acquired an office building with 15,000 square feet of leasable area, and a retail property with 27,000 square feet of leasable area, both properties being located in Moncton, New Brunswick. These properties were acquired for a consideration of $5,217, consisting of $1,449 for the assumption of a mortgage payable and $3,768 in cash.

Third quarter of 2011

•

On July 29, 201 1, Cominar acquired an industrial and mixed-use building located in the Greater Moncton area, New Brunswick, covering an area of 11,000 square feet, for a consideration of $1,145 in cash.

•

On July 29, 201 1, Cominar acquired an office building located in Saint John, New Brunswick, covering an area of 41,000 square feet, for a consideration of $6,485, consisting of $5,045 for the assumption of a mortgage payable and $1,440 in cash.

•	On July 29, 201 1, Cominar acquired a retail building located in Halifax, Nova Scotia, covering an area of 41,000 square feet, for a consideration of $5,455 in cash.

•

On September 30, 201 1, Cominar acquired an industrial and mixed-use building located in Montréal, Québec, with 43,000 square feet of leasable area for a consideration of $3,400, consisting of $2,600 in cash and $800 as balance of sales price.

These transactions were accounted for using the purchase method. The results of operations of the investment properties acquired are included in the condensed interim consolidated financial statements from their acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Nine-month period ended September 30, 2011 $

Income properties
Buildings	88,518
Land	12,409

Total purchase price	100,927

Settled as follows:
Cash and cash equivalents	60,131
Assumption of mortgages payable	39,996
Balance of sales price	800

The amount of Cominar's operating revenues and net income and comprehensive income for investment properties acquired since their date of acquisition were $8,022 and $3,062, respectively, as at September 30, 201 1.

Assuming that the date of acquisition of all these investment properties is January 1, 2011, Cominar's operating revenues and net income and comprehensive income would amount to $243,423 and $83,047, respectively, as at September 30, 2011.

6.	INCOME PROPERTIES

	000,000,000,000	000,000,000,000

Nine-month periods ended September 30,	2011 $	2010 $

Balance, beginning of period	2,220,233	1,991,500

Business combination	—	71,130
Acquisitions	100,927	18,600
Capital costs	22,334	17,013
Change in accounts receivable – recognition of leases on a straight-line basis	1,450	2,578
Change in initial direct costs	2,021	1,914
Transfer of properties under development	53,693	22,090
Others	4,350	587

Balance, end of period	2,405,008	2,125,412

7.	PROPERTIES UNDER DEVELOPMENT AND LAND HELD FOR FUTURE DEVELOPMENT

	000,000,000,000	000,000,000,000

Nine-month periods ended September 30,	2011	2010
	$	$

Balance, beginning of period	158,113	174,472

Acquisitions	—	17,180
Capital expenditures	12,870	21,376
Capitalized interest	6,072	11,790
Transfer to income properties	(53,693)	(22,090)
Transfer to land held for sale	—	(34,271)

Balance, end of period	123,362	168,457

Breakdown:
Properties under development	78,564	118,349
Land held for future development	44,798	50,108

8.	MORTGAGES PAYABLE

Mortgages payable are secured by immovable hypothecs on investment properties having a carrying amount of $1,621,048 [$1,533,772 as at December 31, 2010]. They bear contractual interest rates ranging from 3.04% to 11.00% per annum [2.44% to 11.00% as at December 31, 2010] representing a weighted average contractual rate of 5.39% as at September 30, 201 1 [5.31% as at December 31, 2010] and are renewable at various dates between October 2011 and January 2039. As at September 30, 201 1, the weighted average effective rate was 5.36% [5.29% as at December 31, 2010]. As at September 30, 2011, all mortgages payable were at fixed rates. Some mortgages payable contain restrictive covenants that were met as at September 30, 201 1.

The following table presents the changes in mortgages payable for the periods indicated:

Nine-month periods ended September 30,	2011		2010

	Rate		Rate
	$	%	$	%

Balance, beginning of period	816,256	5.31	773,391	5.26
Mortgages payable contracted or assumed	90,500	5.17	133,652	5.46
Repayments of balances at maturity	(37,290)	3.25	(79,346)	4.52
Monthly repayments of principal	(18,134)		(16,662)

Balance, end of period	851,332	5.39	811,035	5.42

Plus: fair value adjustments on assumed mortgages	3,083		1,430
Less: unamortized financing costs	(1,221)		(1,465)
Less: net debt reduction	(139)		(198)

	853,055		810,802

9.	BANK INDEBTEDNESS

As at September 30, 2011, Cominar had operating and acquisition credit facilities of up to $185,836 [$131,210 as at December 31, 2010]. These credit facilities, subject to annual renewal, bear interest at prime plus 1.00% [1.50% in 2010] or at the bankers' acceptance rate plus 2.00% [2.50% in 2010]. These credit facilities are secured by movable and immovable hypothecs on specific assets, including the carrying amount of immovable property totalling $389,848 as at September 30, 2011 [$297,370 as at December 31, 2010]. As at September 30, 2011, the prime rate was 3.00% [3.00% as at December 31, 2010]. These credit facilities contain certain covenants which were met as at September 30, 2011.

10.	ISSUED AND OUTSTANDING UNITS

Ownership interests in Cominar are represented by a single class of units, unlimited in number. Units represent a unitholder's proportionate and undivided ownership interest in Cominar. Each unit confers the right to one vote at any unitholders' meeting and to participate equally and rateably in any Cominar distributions. All issued units are fully paid.

The following table presents the various sources of unit issues for the periods indicated:

Nine-month periods ended September 30,	2011		2010

	Units	$	Units	$

Units issued and outstanding, beginning of period	62,688,799	857,986	54,758,271	715,593

Units issued under a public offering	—	—	6,021,400	110,134

Units issued on exercise of options	790,550	13,918	1,078,650	16,671

Units issued under distribution reinvestment plan	513,730	11,299	92,603	1,787

Units issued on conversion of convertible debentures	113,493	1,976	157,752	2,745

Units issued under the at-the-market equity distribution agreement	—	—	153,500	2,756

Reversal of contributed surplus on exercise of options	—	621	—	471

Units issued and outstanding, end of period	64,106,572	885,800	62,262,176	850,157

The following table presents the changes in balances of options for the periods indicated:

Nine-month periods ended September 30,	2011		2010

	Options	Weighted average exercise price $	Options	Weighted average exercise price $

Outstanding, beginning of period	4,169,900	18.96	4,226,800	17.32
Exercised	(790,550)	17.61	(1,078,650)	15.47
Forfeited	(215,400)	20.14	(96,900)	18.48

Outstanding, end of period	3,163,950	19.22	3,051,250	17.93

Exercisable options, end of period	989,150	18.31	905,550	17.86

Unitholder distribution reinvestment plan

Cominar has adopted a distribution reinvestment plan under which unitholders may elect to have all cash distributions of Cominar automatically reinvested in additional units. The plan provides plan participants with a number of units equal to 105% of the cash distributions. For the nine-month period ended September 30, 2011, 513,730 units [92,603 units in 2010] were issued for a total net consideration of $11,299 [$1,787 in 2010] under this plan.

11.	PER UNIT CALCULATIONS

The following table provides a reconciliation of the weighted average number of units outstanding used to calculate basic and diluted net income per unit .

	Quarter		Cumulative (nine months)

Periods ended September 30	2011	2010	2011	2010

Weighted average number of units outstanding – basic	63,840,009	61,834,180	63,367,189	59,256,334
Dilutive effect of unit options	351,899	326,640	387,428	321,495
Weighted average number of units outstanding – diluted	64,191,908	62,160,820	63,754,617	59,577,829

The potential issuance of units under convertible debentures has an anti-dilutive effect on the calculation of diluted net income per unit.

12.	DISTRIBUTIONS

Cominar is governed by a Contract of Trust whereby the trustees, under the discretionary power attributed to them, intend to distribute a portion of its distributable income to unitholders. The distributable income generally means net income determined in accordance with IFRS, before adjustments to unrealized fair value, transaction costs – business combinations, rental revenue derived from the recognition of leases on a straight-line basis, the provision for leasing costs and certain other items not affecting cash, if applicable.

	Quarter		Cumulative (nine months)

Periods ended September 30	2011	2010	2011	2010

Distributions to unitholders	23,272	22,371	69,138	64,376
Distributions per unit	0.36	0.36	1.08	1.08

13.	SUPPLEMENTAL CASH FLOW INFORMATION

The change in non-cash working capital items is as follows:

	Quarter		Cumulative (nine months)

Periods ended September 30	2011	2010	2011	2010

Prepaid expenses	10,222	9,444	(15,568)	(10,307)
Accounts receivable	6,257	(753)	(430)	(3,942)
Income taxes recoverable	—	—	(54)	—
Accounts payable and accrued liabilities	(1,872)	126	670	518
Current tax liability	—	—	(80)	—

	14,607	8,817	(15,462)	(13,731)

Other information
Additions to investment properties through assumptions of mortgages payable	5,045	—	39,996	—
Unpaid additions to investment properties	1,464	691	1,464	691
Properties under development transferred to income properties	17,748	22,090	53,693	22,090

14.	RELATED PARTY TRANSACTIONS

During the first nine-month period of 2011, Cominar entered into transactions with companies controlled by unitholders who are also officers of the Trust over which they have significant influence. These transactions were entered into in the normal course of business and are measured at the exchange amount. They are reflected in the condensed interim consolidated financial statements as follows:

	Quarter		Cumulative (nine months)

Periods ended September 30	2011	2010	2011	2010

Rental revenue from investment properties	122	150	366	451
Investment properties – Capital costs	5,923	7,519	18,764	31,661

15.	CAPITAL MANAGEMENT

Cominar manages its capital to ensure that capital resources are sufficient for its operations and development, while maximizing returns for unitholders by maintaining the debt-to-equity ratio. Cominar’s capital consists of long-term debt, bank indebtedness and unitholders’ equity.

Cominar structures its capital based on expected business growth and changes in the economic environment, and is not subject to any capital requirements imposed by regulatory authorities.

Cominar’s capital structure was as follows:

	As at September 30, 2011 $	As at December 31, 2010 $

Mortgages payable	853,055	816,448
Convertible debentures	394,119	393,991
Bank indebtedness	171,515	61,866
Unitholders’ equity	1,135,644	1,095,094

Total capital	2,554,333	2,367,399

Overall debt ratio (1)	54.6%	52.9%

Debt ratio (excluding convertible debentures)	39.4%	36.5%

Interest coverage ratio (2)	2.79:1(3)	2.91:1

(1)      The overall debt ratio is equal to total bank indebtedness, mortgages payable and convertible debentures divided by the carrying amount of assets.

(2)      The interest coverage ratio calculated by Cominar is equal to net operating income (operating revenues less operating expenses) divided by financial expense.

(3)      Last twelve months.

Cominar’s Contract of Trust provides that it may not incur debt if, taking into consideration the debt thus incurred or assumed, its total debt exceeds 60% of the carrying amount of Cominar (65% if convertible debentures are outstanding). As at September 30, 201 1, Cominar maintained a debt ratio of 54.6%, including convertible debentures, a slight increase compared to the ratio recorded as at December 31, 2010 due to the investment properties acquired during the period ended September 30, 2011.

The interest coverage ratio is used to measure Cominar’s ability to pay interest on its debt using its operating revenues. As such, as at September 30, 2011, the interest coverage ratio was 2.79:1, reflecting the Trust’s capacity to meet its debt-related obligations.

Capital management objectives remain unchanged from the previous period.

16.	SEGMENT INFORMATION

Cominar’s activities include three property types located in the greater Quebec City, Montréal and Ottawa areas and in the Atlantic Provinces. The accounting policies followed for each property type are the same as those disclosed in the significant accounting policies. Cominar uses the net operating income as its main criterion to measure its operating performance, i.e. revenues from properties less operating expenses related to properties. Management of expenses, such as interest and administrative expenses, is centralized and consequently, these expenses have not been allocated to Cominar’s segments.

The following table indicates the financial information related to these three property types:

Quarter ended September 30, 2011	Office properties $	Retail properties $	Industrial and mixed-use properties $	Total $

Rental revenue from income properties	39,538	15,498	22,966	78,002
Net operating income	23,013	9,280	14,977	47,270

Quarter ended September 30, 2010	Office properties $	Retail properties $	Industrial and mixed-use properties $	Total $

Rental revenue from income properties	32,682	14,780	21,634	69,096
Net operating income	18,701	8,753	14,484	41,938

Nine-month period ended September 30, 2011	Office properties $	Retail properties $	Industrial and mixed-use properties $	Total $

Rental revenue from income properties	119,617	46,141	74,000	239,758
Net operating income	66,393	26,421	44,693	137,507
Income properties	1,201,265	454,230	749,513	2,405,008

Nine-month period ended September 30, 2010	Office properties $	Retail properties $	Industrial and mixed-use properties $	Total $

Rental revenue from income properties	99,472	44,049	67,600	211,121
Net operating income	54,936	25,305	41,320	121,561
Income properties	1,036,306	433,615	655,491	2,125,412

17.	UNUSUAL ITEMS

Cominar incurred, in the third quarter of 2011, non-recurring costs related to an unconcluded transaction. In 2010, costs were incurred with respect to the transaction that allowed Cominar to acquire all of Overland Realty Ltd.’s investment properties. Under IFRS, transaction costs related to a business combination must be expensed as incurred.

18.	SUBSEQUENT EVENTS

On October 20, 2011, Cominar issued 5,207,000 units for gross proceeds of $111,951 under a public offering.

In October 2011, Cominar increased its existing operating and acquisition credit facilities by $75,000 to $260,800.

On November 8, 2011, Cominar entered into an agreement for the sale of land held for future development in Quebec City to a related company for a consideration of $20,400 to be paid in cash.

On November 8, 2011, Cominar entered into a partnership with the Dallaire family for developing phase 2 of the Complexe Jules-Dallaire. Under this agreement, surface rights will be sold to the Dallaire family for a consideration of $20,150, thus allowing the construction of a ten-floor office tower above the three floors already built during the development of phase 1, as well as approximately 200 condominium units on 15 floors.

TOGETHER

INTERIM MANAGEMENT’S DISCUSSION AND ANALYSIS Quarter ended September 30, 2011 COMINAR REAL ESTATE INVESTMENT TRUST

/ 03	Interim Management's Discussion and Analysis	/ 20	Funds from Operations
/ 03	Introduction	/ 21	Adjusted Funds from Operations
/ 03	Caution Regarding Forward-Looking Statements	/ 22	Liquidity and Capital Resources
/ 04	Financial measures for which IFRS do not provide a standardized meaning	/ 25 / 26	Property Portfolio Property Acquisition and Development Program
/ 04	Highlights for the Third Quarter ended September 30, 2011	/ 28	Real Estate Operations
/ 04	Subsequent Events	/ 30	Issued and Outstanding Units
/ 05	Financial and Operational Highlights	/ 31	Related Party Transactions
/ 06	General Business Overview	/ 31	Unitholders Taxation
/ 06	Objectives and Strategy	/ 32	Selected Quarterly Information
/ 07	Performance Indicators	/ 32	Outlook
/ 08	International Financial Reporting Standards	/ 32	Disclosure Controls and Procedures and Internal Control over Financial Reporting
/ 11	Performance Analysis	/ 33	Changes in Accounting Policies
/ 12	Results of Operations	/ 33	Significant Accounting Policies and Estimates
/ 15	Segment Analysis	/ 35	New Accounting Policies
/ 17	Distributable Income and Distributions	/ 36	Risks and Uncertainties

FRONT: Patrick Bélanger, Kristina Ingleby, Anick Paquet, Éric Bélanger, Franca Pelligrino, Anne Berthelot, Michel Lévesque, Nancy Michaud, Jean-François Ouellette, Michel Lajoie, Lyne Morin, Taïna Nelson, Michel Hornblower, Johanne Barbeau, Troy Nesbitt | BACK: Bruno Lebel, Micheline Dubois, Francis Charette, Jean Leclerc, Line Labbé, Jean Themens, Maryse Trépanier, Gerry McBride, Jacinthe Corriveau, Brigitte Paré, Caroline Lajoie, Katrine Girard, Frédéric Michel.

INTERIM MANAGEMENT’S

DISCUSSION AND ANALYSIS

The following interim Management’s Discussion and Analysis (“MD&A”) is provided to enable a reader to assess the results of operations of Cominar Real Estate Investment Trust (“Cominar”, the “Trust” or the “REIT”) for the quarter ended September 30, 2011, in comparison with the corresponding quarter of 2010, as well as its financial position at that date and its outlook. Dated November 8, 2011, this interim MD&A reflects all significant information available as at that date and should be read in conjunction with the unaudited condensed interim consolidated financial statements and accompanying notes included in this report. Unless otherwise indicated, all amounts are in thousands of Canadian dollars, except for per unit and per square-foot amounts, and are based on financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

Additional information about us, including our 2010 Annual Information Form, is available on our website at www.cominar.com and on the Canadian Securities Administrators’ (“CSA”) website at www.sedar.com.

The Board of Trustees, on the recommendation of the Audit Committee, has approved the contents of this interim MD&A.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make written or oral forward-looking statements within the meaning of applicable Canadian securities legislation. We may make such statements in this document and in other filings with Canadian regulators, in reports to unitholders or in other communications. These forward-looking statements include, among others, statements with respect to our medium-term and 2011 objectives, and strategies to achieve our objectives, as well as statements with respect to our beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions. The words “may”, “could”, “should”, “would”, “suspect”, “outlook”, “believe”, “plan”, “anticipate”, “estimate”, “expect”, “intend”, “forecast”, “objective”, and the use of the conditional tense, and words and expressions of similar import are intended to identify forward-looking statements.

By their very nature, forward-looking statements involve numerous factors and assumptions, and are subject to inherent risks and uncertainties, both general and specific, which give rise to the possibility that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include general economic conditions in Canada and elsewhere in the world, the effects of competition in the markets where we operate, the impact of changes in laws and regulations, including tax laws, successful execution of our strategy, our ability to complete and integrate acquisitions successfully, our ability to attract and retain key employees and executives, the financial position of clients, our ability to refinance our debts upon maturity and to lease vacant space, our ability to complete developments according to our plans and to raise capital to finance our growth, as well as changes in interest rates.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to Cominar, investors and others should carefully consider the foregoing factors, as well as other factors and uncertainties.

Additional information about these factors can be found in the “Risks and Uncertainties” section of this interim MD&A.

FINANCIAL MEASURES FOR WHICH IFRS

DO NOT PROVIDE A STANDARDIZED MEANING

In this interim MD&A, we issue guidance on and report on certain non-IFRS measures, including “net operating income”, “distributable income”, “funds from operations” and “adjusted funds from operations”, which we use to evaluate our performance. Because non-IFRS measures do not have a standardized meaning and may differ from similar measures presented by other entities, securities regulations require that non-IFRS measures be clearly defined and qualified, reconciled with their nearest IFRS measure and given no more prominence than the closest IFRS measure. You may find such information in the sections dealing with each of these measures.

HIGHLIGHTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2011

•	Increases of:
•	12.9% in operating revenues
•	12.7% in net operating income
•	6.2% in recurring distributable income
•	7.9% in recurring funds from operations
•	7.2% in recurring adjusted funds from operations
•	4.0% in distributions

•	Occupancy rate of 93.6%

•	Interest coverage ratio of 2.79: 1

SUBSEQUENT EVENTS

•

On October 20, 2011, Cominar closed a public offering of 5,207,000 units, on a bought deal basis, under a short-form prospectus dated October 12, 2011 and filed with the Canadian Securities Administrators. The units were sold to a syndicate of underwriters for total gross proceeds of approximately $112 million. The proceeds from the sale of the units were used to pay down debt outstanding under current credit facilities, which debt was used to finance Cominar’s ongoing acquisition and development pipeline, and will be used to finance future acquisitions.

•

On November 8, 2011, Cominar entered into an agreement in principle to form a partnership with the Dallaire family for developing phase 2 of the Complexe Jules-Dallaire (CJD). Under this agreement, surface rights will be sold to the Dallaire family for a consideration of $20.2 million, the amount of which was corroborated by independent experts, thus allowing the latter to construct a ten-floor office tower above the three floors already built during the development of phase 1, as well as approximately 200 condominium units on 15 floors.

Once the development of the ten floors of office space is completed, the Dallaire family will be able to increase its interest to up to 50% of the total fair market value of the Complexe Jules-Dallaire, to be paid cash. Afterwards, Cominar would be responsible for the management of the building.

•

On November 8, 2011, Cominar entered into an agreement with the Dallaire family for the sale of land held for future development in Quebec City. The transaction amounts to $20.4 million to be paid in cash; this amount was also corroborated by independent experts. This transaction is part of the modifications brought to Cominar’s strategic plan, which aims to restrict the ownership of land for future development only to land associated with potential development projects for the purpose of meeting the specific needs of Cominar’s clients. Moreover, such transaction is in line with Quebec City’s new orientations in this sector, which require that real estate developers provide for mixed-use residential/ commercial premises, namely those located in the vicinity of Laurier Boulevard.

•	In October 2011, Cominar increased its existing operating and acquisition credit facilities by $75.0 million to $260.8 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	r %	2011	2010	r %

FINANCIAL DATA
Operating revenues	78,002	69,096	12.9	239,758	211,121	13.6
Net operating income(1)	47,270	41,938	12.7	137,507	121,561	13.1
Same property net operating income growth(1)	1.5%	—(3)		0.9%	(0.1%)(3)
Net income	27,918	26,307	6.1	81,758	74,705	9.4
Recurring distributable income(1)	25,083	23,614	6.2	71,598	66,539	7.6
Recurring funds from operations(1)	28,624	26,526	7.9	82,261	75,771	8.6
Recurring adjusted funds from operations(1)	24,942	23,276	7.2	71,114	65,518	8.5
Distributions	23,272	22,371	4.0	69,138	64,376	7.4
Debt ratio				54.6%	52.8%
Debt ratio (excluding convertible debentures)				39.4%	36.1%
Total assets				2,600,552	2,372,166
Market capitalization				1,377,659	1,349,844

PER UNIT FINANCIAL DATA
Net income (basic)	0.44	0.43	2.3	1.29	1.26	2.4
Distributable income (basic)(1)	0.39	0.38	2.6	1.14	1.12	1.8
Recurring distributable income (FD) (1)(2)	0.38	0.37	2.7	1.11	1.10	0.9
Recurring funds from operations (FD)(1)(2)	0.43	0.41	4.9	1.24	1.22	1.6
Recurring adjusted funds from operations (FD)(1)(2)	0.38	0.37	2.7	1.10	1.09	0.9
Distributions	0.36	0.36	—	1.08	1.08	—

OPERATIONAL DATA
Number of properties				269	243
Leasable area (in thousands of sq. ft.)				20,956	19,525
Occupancy rate				93.6%	93.7%

ACQUISITIONS AND DEVELOPMENTS
Acquisitions
Number of properties				9	18
Land lease				—	1
Leasable area (in thousands of sq. ft.)				693	724
Total investment				100,927	89,730
Weighted average capitalization rate				8.4%	8.9%

Development completed
Number of properties				1	—
Leasable area (in thousands of sq. ft.)				12	—
Total investment				4,100	—
Capitalization rate				8.9%	—

Ongoing development
Number of properties				1	1
Estimated leasable area (in thousands of sq. ft.)				396	396
Anticipated investment				77,000	77,000
Forecast weighted average capitalization rate				9.2%	9.2%

(1)	Non-IFRS financial measure. See relevant sections for definition and reconciliation to closest IFRS measure.

(2)	Fully diluted.

(3)	Amount not restated under IFRS, determined in accordance with Canadian GAAP.

GENERAL BUSINESS OVERVIEW

Cominar Real Estate Investment Trust is the largest owner of commercial properties in the Province of Quebec. As at September 30, 2011, we owned and managed a high-quality portfolio of 269 properties including 53 office buildings, 55 retail buildings and 161 industrial and mixed-use buildings covering 21.0 million square feet in the Quebec City, Montreal and Ottawa-Gatineau areas as well as in the Atlantic Provinces.

Since its inception in 1998, Cominar has made a series of acquisitions and completed many construction and property development projects, increasing the carrying amount of its assets to $2.6 billion as at September 30, 2011.

Our asset and property management is entirely internalized and we are a fully integrated, self-managed real estate investment trust. Thus, we are not bound to a third party by management contracts or property management fees. This mode of operation reduces the potential for conflict between the interests of management and the Trust, while ensuring that the interests of management and employees are aligned with those of unitholders. The result is an improved financial performance for Cominar.

OBJECTIVES AND STRATEGY

OBJECTIVES

Cominar’s primary objectives are to provide its unitholders with growing cash distributions, payable monthly, and to increase and maximize unit value through proactive management and the growth of its property portfolio.

STRATEGY

To reach its objectives, Cominar continues to manage growth, operational risk and debt in a flexible and prudent manner. In this context, the Board of Trustees brought some modifications to the strategic plan, namely regarding the debt ratio, the distribution ratio and the development strategy of the Fund.

In accordance with Cominar’s financial management policies for maintaining a sound and solid financial position on the long term and providing unitholders with consistent and stable distributions, the Board of Trustees revised the debt ratio that should be generally maintained at approximately 50% of the gross carrying amount and this, even though our Contract of Trust provide a ratio of up to 65%. In addition, the Board of Trustees resolved that the distribution ratio should progressively reach approximately 90% of distributable income

The Board of Trustees also updated Cominar’s development strategy which focuses on a two-fold approach: property portfolio acquisitions and carrying out development projects.

In order to sustain its growth, and possibly increase it, Cominar needs to look into new markets outside of the province of Quebec. It did so in March 2010 when it acquired a property portfolio in the Atlantic Provinces, the results of which proving to be very satisfactory. As a result, the Board of Trustees decided to add Ontario to the target markets of the Fund. The opportunities that will occur in this market will be analyzed based on the same criteria and thoroughness that Cominar has been applying ever since it was created.

The Board of Trustees believes that the development projects contribute only a small portion to the target growth of the Funds and that the impact of major development projects on results is too diluted due to the long periods needed for the construction. As a result, Cominar will fuel its growth by acquisitions and will limit the size of its development projects to those meeting the demand and specific needs of its clients.

PERFORMANCE INDICATORS

Cominar measures the success of its strategy using a number of performance indicators:

OPERATIONAL PERFORMANCE

Client satisfaction is defined as client perception and judgment of service received and demonstrates loyalty to Cominar. Two indicators are used to measure client satisfaction: occupancy rate and retention rate; the latter is calculated as the leasable area of renewed leases in relation to the leasable area of leases that expired during the year. These indicators also provide an overview of the economic well-being of the areas in which Cominar owns properties.

FINANCIAL PERFORMANCE

To measure its financial performance, Cominar uses the following key indicators:

•

Same property net operating income, which provides an indication of the operating profitability of the existing portfolio, i.e. Cominar’s ability to increase revenues and reduce costs, and thereby generate added value for its unitholders;

•	Net operating income (“NOI”) margin, which provides an indication of the operating profitability of the portfolio;

•	(Recurring) distributable income (“DI”) per unit, which represents a benchmark for investors to judge the stability of distributions;

•	(Recurring) funds from operations (“FFO”) per unit, which represent a standard real estate benchmark to measure an entity’s performance;

•

(Recurring) adjusted funds from operations (“AFFO”) per unit, which, excluding rental revenue derived from the recognition of leases on a straight-line basis and the investments needed to maintain the property portfolio’s ability to generate rental income from the calculation of funds from operations, represent a meaningful measure of Cominar’s ability to generate stable cash flows;

•	Debt ratio, which is used to assess the financial balance essential to the smooth running of an organization.

Definitions and other relevant information regarding these performance indicators are provided in the appropriate sections.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

IMPACT OF IFRS ADOPTION

IFRSs are based on a conceptual framework similar to Canadian GAAP, although significant differences exist with respect to accounting, measurement and financial reporting issues. The adoption of IFRSs had no impact on the Trust’s reporting net cash flows but had a significant impact on its consolidated balance sheets and statements of income. More specifically, the Trust’s opening balance sheet as at January 1, 2010 under IFRS takes into account the fair value revaluation of all its properties. The impact of this adjustment on the opening balance sheet prepared in accordance with IFRS as at January 1, 2010, compared to the balance sheet prepared in accordance with Canadian GAAP as at December 31, 2009, resulted in an increase of Unitholders’ equity, which increased from $583.5 million to approximately $930.6 million. In addition, the impact of this adjustment on the balance sheet prepared in accordance with IFRS as at December 31, 2010, compared with the balance sheet prepared in accordance with Canadian GAAP, resulted in an increase of Unitholders’ equity, which increased from $675.8 million to $1,095.1 million.

IFRS 1, FIRST-TIME ADOPTION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS

IFRS adoption by the Trust required application of IFRS 1, “First-time Adoption of International Financial Reporting Standards”, which provides guidance for an entity’s first-time adoption of IFRSs. In general, IFRS 1 requires an entity to retrospectively apply all the IFRSs effective at the end of its first IFRS reporting period. However IFRS 1 provides for some mandatory exceptions and authorizes certain limited optional exemptions regarding the retrospective application of IFRSs.

Cominar has elected to use one of the allowed exemptions from other IFRSs while taking into account one of the exceptions to the retrospective application of other IFRSs.

Exemption from other IFRSs

The Trust has elected to use the following exemption from other IFRSs:

Business combination

The Trust used the exemption related to business combinations provided for under IFRS 1, which allows not to apply IFRS 3, Business combinations, retrospectively to past business combinations. Therefore, the Trust did not restate the business combinations that occurred before the date of transition.

Exception to the retrospective application of other IFRSs

Cominar has applied the following mandatory exception to the retrospective application of other IFRSs:

Estimates

The a posteriori knowledge has not been used to create or revise estimates. Consequently, the estimates previously made by the Trust under Canadian GAAP are consistent with those applied in accordance with IFRSs.

Reconciliation of Canadian GAAP to IFRS

The prescribed reconciliations of Unitholders’ equity, comprehensive income and cash flows accounted for under Canadian GAAP to Unitholders’ equity, comprehensive income and cash flows accounted for under IFRS showing the impact of the transition to IFRS are disclosed in our condensed interim consolidated financial statements attached to this interim MD&A.

The following financial statement analysis has been prepared considering the standards and interpretations which have been issued to date and which should apply at the end of the first IFRS annual reporting period of the Trust, expected for the fiscal year ending December 31, 2011. Some accounting methods whose adoption is expected under IFRS could not be adopted, or the application thereof to certain transactions or circumstances could be modified. Consequently, the impact of the Trust’s conversion to IFRS could differ from these expectations.

Analysis of quantitative and qualitative effects of IFRS

The significant differences between IFRS and GAAP which had an impact on Cominar’s financial statements are as follows:

•	Investment Property (IAS 40)

Investment property is immovable property held to earn rental revenue or for capital appreciation, or both. All of Cominar’s income properties currently meet this definition. Upon the implementation of IFRS, Cominar was required to account for its investment properties using either the cost model or the fair value model in order to record them on the balance sheet. The cost model is similar to GAAP. Under the fair value model, any gain or loss arising from a change in the fair value of investment property is recognized in profit or loss for the period in which it arises. Fair value is defined as the amount for which an asset could be exchanged between knowledgeable, willing parties in an arm’s length transaction. With the fair value model, investment property is not depreciated. The Board of Trustees has approved the use of the fair value model to measure investment properties.

•	Summary of the impact of the adoption of IFRS on investment property

Cominar mainly used the direct capitalization method for measuring its income properties as at January 1, 2010. The applied capitalization rates varied from 6.5% to 10.0%, resulting in a total weighted average rate of 7.8% for our portfolio. The carrying amount of investment properties as at January 1, 2010 increased by $409.5 million, including an unrealized value adjustment of $121.5 million, from $1.8 billion under GAAP to $2.2 billion under IFRS, representing a rise of 23.3% at the date of conversion on January 1, 2010. Total assets increased from $1.8 billion to $2.2 billion at the same date, the corresponding adjustment being recognized in the unitholders’ equity opening balance. Cominar’s overall debt ratio decreased to 55.9% as at January 1, 2010 according to IFRS data compared to 60.1%, as previously reported under GAAP for the same date, representing a 4.2% decrease.

As at December 31, 2010, the applied capitalization rates varied from 6.5% to 10.4%, resulting in a total weighted average rate of 7.7% for our portfolio. The carrying amount of investment properties as at December 31, 2010 increased by $490.2 million, including an unrealized value adjustment of $128.7 million, from $1.9 billion under GAAP to $2.4 billion under IFRS, representing a rise of 26.0%. Total assets increased from $2.0 billion to $2.4 billion at the same date. Cominar’s overall debt ratio decreased to 52.9% as at December 31, 2010 according to IFRS data compared to 56.9%, as previously reported under GAAP for the same date, representing a 4.0% decrease.

The following tables break down the average capitalization rates used by activity segment and geographic area:

Average capitalization rate – January 1, 2010

	Québec	Montréal	Ottawa	Atlantic Provinces	Total portfolio

Office	7.4%	7.5%	6.5%	N/A	7.4%
Retail	8.0%	7.8%	8.0%	N/A	7.9%
Industrial and mixed-use	8.3%	8.3%	N/A	N/A	8.3%

	7.8%	7.8%	6.7%	N/A	7.8%

Average capitalization rate – December 31, 2010

	Québec	Montréal	Ottawa	Atlantic Provinces	Total portfolio

Office	7.2%	7.6%	6.5%	7.8%	7.3%
Retail	7.8%	7.6%	8.3%	8.4%	7.8%
Industrial and mixed-use	8.1%	8.2%	N/A	8.8%	8.2%

	7.6%	7.8%	6.7%	8.2%	7.7%

•	Investment property presentation

In addition to the unrealized value adjustment, the application of the fair value measurement method required reclassifying capitalized leasing costs, mainly the cost of leasehold improvements made within operating activities and other leasing-related costs, namely tenant inducements, including rental revenue derived from the recognition of leases on a straight-line basis, and initial direct costs.

All these costs are added to the carrying amount of investment properties as they are incurred.

•	Depreciation of investment properties

Under the fair value model, the depreciation of investment properties is not recognized. For fiscal 2010, total depreciation therefore derecognized amounted to $66.4 million, thus increasing comprehensive income.

•	Change in the fair value of investment properties

Under the fair value model, any gain or loss arising from a change in the fair value of investment property is recognized in profit or loss for the period in which it arises.

At the end of each of the three quarters of fiscal 2010, no evidence of a significant change in fair value of investment properties was recognizable. Pursuant to its investment valuation policy, Cominar’s management proceeded, by the end of fiscal 2010, to a complete revaluation of its property portfolio and determined that an increase of $7.2 million was required to adjust the carrying amount of these assets to their fair value.

Therefore, the reconciliation of comprehensive income for the year ended December 31, 2010 reflects the fair value adjustment of investment properties.

•	Business Combinations (IFRS 3)

Under both current IFRS and GAAP, business combinations are accounted for using the acquisition method. However, there are major differences between the two standards in other areas. The most important difference is that, under IFRS, costs incurred to effect the transaction should be expensed as incurred while Canadian GAAP require these amounts to be included in the cost of the asset. Therefore, the reconciliation of comprehensive income for the year ended December 31, 2010 reflects a $0.7 million adjustment for the transaction costs related to the business combination that allowed Cominar to acquire all of Overland Realty Ltd.’s investment properties.

Internal control over financial reporting

The changeover from Canadian GAAP to IFRS modifies the basis of presentation of our financial results and the related accompanying information. We assessed the impact of this changeover on our financial reporting systems, procedures and controls and found that the most important change regarding our internal controls and disclosures results from the requirement to measure and record our investment property portfolio at fair value. Consequently, the Trust had to design and implement new internal procedures and controls on the fair value calculation, namely as regards management’s consideration of any major modification to the physical condition of immovable properties or any significant change in occupancy rates, rental terms, net operating income, applicable capitalization rates and other market conditions.

PERFORMANCE ANALYSIS (1)

RESULTS OF OPERATIONS

The following table summarizes our results of operations for the periods ended September 30, 2011 and 2010, and should be read in conjunction with the condensed interim consolidated financial statements and accompanying notes presented in this interim MD&A.

	Quarter			Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Operating revenues	78,002	69,096	12.9	239,758	211,121	13.6
Operating expenses	30,732	27,158	13.2	102,251	89,560	14.2

Net operating income	47,270	41,938	12.7	137,507	121,561	13.1
Financial expense	(17,183)	(14,042)	22.4	(50,158)	(41,963)	19.5
Trust administrative expenses	(1,463)	(1,370)	6.8	(4,266)	(3,827)	11.5
Transaction costs – business combination	(646)	(34)	—	(646)	(685)	(5.7)
Income taxes	(60)	(185)	(67.6)	(679)	(381)	78.2

Net income	27,918	26,307	6.1	81,758	74,705	9.4

Net income per unit (basic)	0.44	0.43	2.3	1.29	1.26	2.4
Net income per unit (diluted)	0.43	0.42	2.4	1.28	1.25	2.4

FINANCIAL POSITION

The following table summarizes our assets and liabilities as well as unitholders’ equity as at September 30, 2011 and December 31, 2010, and should be read in conjunction with the condensed interim consolidated financial statements and accompanying notes presented in this interim MD&A.

	September 30, 2011	December 31, 2010	Δ $	Δ %

ASSETS
Investment properties
Income properties	2,405,008	2,220,233	184,775	8.3
Properties under development and land held for future development	123,362	158,113	(34,751)	(22.0)
Other assets	72,182	27,248	44,934	—

Total	2,600,552	2,405,594	194,958	8.1

LIABILITIES
Mortgages payable	853,055	816,448	36,607	4.5
Convertible debentures	394,119	393,991	128	—
Bank indebtedness	171,515	61,866	109,649	—
Other liabilities	46,219	38,195	8,024	21.0

	1,464,908	1,310,500	154,408	11.8

UNITHOLDERS’ EQUITY	1,135,644	1,095,094	40,550	3.7

Total	2,600,552	2,405,594	194,958	8.1

1

Readers are invited to refer to the section entitled “International Financial Reporting Standards” in this interim MD&A, dealing with the impact of the adoption of IFRS on our results of operations and financial position.

PERFORMANCE INDICATORS

The following table summarizes our performance indicators for the periods ended September 30, 2011 and 2010. A detailed analysis of each of these performance indicators is provided on the page indicated:

Performance Indicators

			Quarter		Cumulative (9 months)

For the periods ended September 30,	Page	2011	2010	Δ %	2011	2010	Δ %

Same property net operating income	15	40,291	39,699	1.5	118,215	117,132	0.9
Recurring distributable income per unit (FD)(1)	20	0.38	0.37	2.7	1.11	1.10	0.9
Recurring FFO per unit (FD)(1)	22	0.43	0.41	4.9	1.24	1.22	1.6
Recurring AFFO per unit (FD)(1)	23	0.38	0.37	2.7	1.10	1.09	0.9

NOI margin	15	60.6%	60.7%		57.3%	57.6%
Debt ratio (including convertible debentures)	26				54.6%	52.8%
Occupancy rate	30				93.6%	93.7%

(1) Fully diluted.

RESULTS OF OPERATIONS

OVERALL ANALYSIS

OPERATING REVENUES

Operating revenues for the first nine-month period of 2010 have been restated in accordance with IFRS. The net transition impact was a decrease attributable to the cancellation of amortization of below-market leases, which are no longer amortized when the fair value method is used to measure investment properties, to the increase in amortization of accounts receivable derived from the recognition of leases on a straight-line basis due to the retrospective restatement required under the standard, and to the reclassification of amortization of tenant inducements.

The 2011 operating revenues reflect the impact of the aforementioned modifications related to the adoption of IFRS.

During the third quarter of 2011, our operating revenues rose 12.9% from the corresponding period of 2010. This increase resulted from the contribution of income property acquisitions and developments completed in 2010 and 2011.

Operating Revenues

	Quarter			Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Same property portfolio(1)	66,625	65,696	1.4	208,086	204,047	2.0
Acquisitions and developments	11,377	3,400	—	31,672	7,074	—

Total operating revenues	78,002	69,096	12.9	239,758	211,121	13.6

(1)     The same property portfolio includes all properties owned by Cominar as at December 31, 2009 and does not include the benefits of acquisitions and developments completed and integrated in 2010 and 2011.

Our same property portfolio operating revenues showed a 1.4% increase in the third quarter of 2011 compared with the corresponding quarter of 2010.

OPERATING EXPENSES

Operating expenses rose 13.2% in the third quarter of 2011 compared with the corresponding period of 2010. This increase stemmed mainly from an expanded portfolio through acquisitions and developments completed in 2010 and 2011. It should be noted that the rise in same property portfolio operating expenses is due mainly to the significant increase in real estate taxes. Such expense is however fully recovered from the clients.

Operating Expenses

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Same property portfolio(1)	26,334	25,997	1.3	89,871	86,915	3.4
Acquisitions and developments	4,398	1,161	—	12,380	2,645	—

Total operating expenses	30,732	27,158	13.2	102,251	89,560	14.2

(1) See “Operating Revenues.”

NET OPERATING INCOME

Although net operating income (“NOI”) is not a financial measure defined by IFRS, it is widely used in the real estate industry to assess operating performance. We define it as operating income before financial expense, Trust administrative expenses, transaction costs – business combination and income taxes. This definition may differ from that of other entities and, therefore, Cominar’s NOI may not be comparable to similar measures presented by such other entities.

Net Operating Income

	Quarter			Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Same property portfolio(1)	40,291	39,699	1.5	118,215	117,132	0.9
Acquisitions and developments	6,979	2,239	—	19,292	4,429	—

Total NOI	47,270	41,938	12.7	137,507	121,561	13.1

NOI margin
Same property portfolio	60.5%	60.4%		56.8%	57.4%
Overall portfolio	60.6%	60.7%		57.3%	57.6%

(1) See “Operating Revenues.”

For the quarter ended September 30, 2011, same property NOI (a financial performance indicator) rose 1.5% from the corresponding period of 2010. Such rise mainly results from a higher occupancy rate, and from higher lease rates upon renewal or following expected increases in existing leases.

For the quarter ended September 30, 2011, overall NOI rose 12.7% from the same period in 2010, due to acquisitions and developments completed in 2010 and 2011.

FINANCIAL EXPENSE

For the third quarter of 2011, the financial expense rose 22.4% from the third quarter of 2010. The financial expense represented 22.0% of operating revenues as at September 30, 2011 compared to 20.3% as at September 30, 2010. The weighted average contractual interest rate of our long-term debt stood at 5.58% as at September 30, 2011, a slight decrease from that recorded as at September 30, 2010.

The increase in financial expense mostly results from a decrease in capitalized interest due to lower investments in development projects, the main one being the Complexe Jules-Dallaire.

The following table indicates the source of financial expense presented in our financial statements for the periods indicated:

Financial expense

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Mortgages and bank indebtedness	12,487	11,251	11.0	36,460	33,690	8.2
Convertible debentures	6,101	6,172	(1.2)	18,341	18,357	(0.1)
Amortization of borrowing costs and others	464	697	(33.4)	1,689	2,242	(24.7)
Less: Capitalized interest	(1,869)	(4,078)	(54.2)	(6,332)	(12,326)	(48.6)

Total financial expense	17,183	14,042	22.4	50,158	41,963	19.5

TRUST ADMINISTRATIVE EXPENSES

Administrative expenses stood at $1.5 million for the third quarter ended September 30, 2011 compared to $1.4 million in the third quarter of 2010. Trust administrative expenses represented 1.9% of operating revenues in 2011, compared to 2.0% in 2010.

TRANSACTION COSTS – BUSINESS COMBINATION

Cominar incurred, in the third quarter of 2011, non-recurring costs of $646 related to an unconcluded transaction. In 2010, costs were incurred with respect to the transaction that allowed Cominar to acquire all of Overland Realty Ltd.’s investment properties. Under IFRS, transaction costs related to a business combination must be expensed as incurred.

NET INCOME

Net income for the first nine-month period of 2010 has been restated in accordance with IFRS. The transition impact was an increase mostly attributable to the writeoff of depreciation of investment properties and capitalized leasing costs which are no longer amortized when the fair value method is used to measure investment properties, while transaction costs related to a business combination must be expensed as incurred.

Net income for 2011 reflects the impact, if applicable, of modifications resulting from the adoption of IFRS.

Cominar reported $27.9 million in net income for the third quarter of 2011, up 6.1% from the corresponding period of 2010. Net income per unit stood at $0.44, up 2.3% from the comparative period of 2010. Net income includes a non-recurring income of $900 arising from a lease termination penalty and non-recurring costs of $646 resulting from an uncompleted transaction.

Net income

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Net income	27,918	26,307	6.1	81,758	74,705	9.4

Net income per unit (basic)	0.44	0.43	2.3	1.29	1.26	2.4
Net income per unit (diluted)	0.43	0.42	2.4	1.28	1.25	2.4

CONTINGENCY

In June 2006, an expropriation process was initiated by the Centre hospitalier de l’Université de Montréal (the “CHUM”) for the property located at 300 Viger Street in Montreal, Quebec. The expropriation procedure is currently at the definitive indemnity setting stage. Cominar was served with a property transfer notice on August 27, 2007, with an effective date of September 1, 2007, and the Administrative Tribunal of Quebec awarded Cominar, on September 10, 2007, a provisional indemnity pursuant to applicable legislation. The provisional indemnity, amounting to $30 million, was received in 2007. The definitive indemnity will be set by the Administrative Tribunal of Quebec or settled between the parties. At this stage, it is impossible to estimate or assess the amount of the definitive indemnity and, consequently, Cominar has recognized no gain or loss in connection with this expropriation.

SEGMENT ANALYSIS

The diversification of Cominar’s property portfolio by activity segment, geographical market and client base is at the heart of the strategy to attain our objectives. Such an approach allows to maintain more stable revenues.

Cominar’s activities encompass three categories of real estate properties located in the Quebec City, Montreal and Ottawa- Gatineau areas and in the Atlantic Provinces. The following tables show the contributions of these properties to NOI, by activity segment and geographic market, for the periods ended September 30, 2011 and 2010. Variations are primarily attributable to property acquisitions and developments completed in 2010 and 2011.

SEGMENT INFORMATION BY ACTIVITY SEGMENT

Net Operating Income

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Activity segment
Office	23,013	18,701	23.1	66,393	54,936	20.9
Retail	9,280	8,753	6.0	26,421	25,305	4.4
Industrial and mixed-use	14,977	14,484	3.4	44,693	41,320	8.2

Total NOI	47,270	41,938	12.7	137,507	121,561	13.1

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010		2011	2010

Activity segment
Office	48.7%	44.6%		48.3%	45.2%
Retail	19.6%	20.9%		19.2%	20.8%
Industrial and mixed-use	31.7%	34.5%		32.5%	34.0%

Total NOI	100.0%	100.0%		100.0%	100.0%

Office Segment

NOI from office properties for the third quarter of 2011 was up 23.1% from the comparative period of 2010.

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Operating revenues	39,538	32,682	21.0	119,617	99,472	20.3
Operating expenses	16,525	13,981	18.2	53,224	44,536	19.5

NOI – Office	22,013	18,701	23.1	66,393	54,936	20.9

NOI margin – Office	58.2%	57.2%		55.5%	55.2%

Retail Segment Retail segment NOI for the third quarter of 2011 rose 6.0% from the comparative period of 2010.

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Operating revenues	15,498	14,780	4.9	46,141	44,049	4.7
Operating expenses	6,218	6,027	3.2	19,720	18,744	5.2

NOI – Retail	9,280	8,753	6.0	26,421	25,305	4.4

NOI margin – Retail	59.9%	59.2%		57.3%	57.4%

Industrial and Mixed-Use Segment Industrial and mixed-use segment NOI for the third quarter of 2011 rose 3.4% from the comparative period of 2010.

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Operating revenues	22,966	21,634	6.2	74,000	67,600	9.5
Operating expenses	7,989	7,150	11.7	29,307	26,280	11.5

NOI – Industrial and mixed-use	14,977	14,484	3.4	44,693	41,320	8.2

NOI margin – Industrial and mixed-use	65.2%	67.0%		60.4%	61.1%

SEGMENT INFORMATION BY GEOGRAPHIC MARKET

Following its diversification strategy to foster growth, Cominar has been able to add a fourth geographical segment in 2010. The acquisition of Overland Realty Limited in March 2010, a business fully compatible with the REIT’s activities and diversification strategy, provided the opportunity to enter the Atlantic Canada market. About 18 new properties have been added since that date. Geographic diversification, like segment diversification, allows Cominar to better allocate the risk related to real estate operations.

The following tables show NOI growth and breakdown in Cominar’s four geographic markets.

Net Operating Income

		Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Geographic market
Quebec	17,041	14,896	14.4	49,223	44,564	10.5
Montreal	25,210	23,262	8.4	74,619	67,005	11.4
Ottawa	2,226	2,189	1.7	6,572	6,627	(0.8)
Atlantic Provinces	2,793	1,591	75.5	7,093	3,365	—

Total NOI	47,270	41,938	12.7	137,507	121,561	13.1

		Quarter	Cumulative (9 months)

For the periods ended September 30,	2011	2010	2011	2010

Geographic market
Québec	36.1%	35.5%	35.8%	36.7%
Montréal	53.3%	55.5%	54.3%	55.1%
Ottawa	4.7%	5.2%	4.8%	5.4%
Atlantic Provinces	5.9%	3.8%	5.1%	2.8%

Total NOI	100.0%	100.0%	100.0%	100.0%

(1)	As at September 30, 2011

DISTRIBUTABLE INCOME AND DISTRIBUTIONS

Although the concept of distributable income (DI) is not a financial measure defined under IFRS, it is a measure widely used by investors in the field of income trusts. We consider DI an excellent tool for assessing the Trust’s performance. Given its historical nature, DI per unit is also a useful benchmark enabling investors to evaluate the stability of distributions.

We define distributable income as net income determined under IFRS, before unrealized fair value adjustments, transaction costs incurred upon a business combination, rental income arising from the recognition of leases on a straight-line basis, the provision for leasing costs and certain other items not affecting cash, if applicable.

Distributable income for the third quarter of 2010 has been restated in order to conform to IFRS. The transition impact was a decrease mainly attributable to the writeoff of interest capitalized on land. Moreover, property depreciation has been removed from the calculation as investment properties are no longer depreciated when the fair value method is used to measure investment properties.

Cominar incurred, in the third quarter of 2011, non-recurring costs of $646 related to an uncompleted transaction. In 2010, costs were incurred with respect to the transaction that allowed Cominar to acquire all of Overland Realty Ltd.’s investment properties. Under IFRS, transaction costs related to a business combination must be expensed as incurred.

Since a part of leasing costs is no longer amortized under IFRS, Cominar now deducts a provision for leasing costs incurred on an ongoing basis to maintain its capacity to generate rental income. The provision for leasing costs includes among others leasehold improvements, initial direct costs and tenant inducements.

The 2011 distributable income reflects, if applicable, the modifications related to the adoption of IFRS.

The following table presents the calculation of DI as well as its reconciliation to net income calculated in accordance with IFRS:

Distributable income

			Quarter		Cumulative (9 months)

For the periods ended September 30,	2011		2010	Δ %	2011		2010	Δ %

Net income (IFRS)	27,918		26,307	6.1	81,758		74,705	9.4
+ Compensation expense related to unit options	195		221	(11.8)	737		664	11.0
+ Accretion of liability component of convertible debentures	61		55	10.9	179		168	6.5
- Rental income – recognition of leases on straight-line basis	(420)		(165)	—	(1,975)		(1,432)	37.9
- Amortization of fair value adjustments on assumed indebtedness	(413)		(133)	—	(968)		(296)	—
+ Deferred tax expense	60		185	(67.6)	757		381	98.7
- Provision for leasing costs		(2,964)	(2,890)	2.6	(8,636)		(8,336)	3.6
+ Transaction costs incurred upon a business combination	646		34	—	646		685	(5.7)

Distributable income	25,083		23,614	6.2	72,498		66,539	9.0

Unusual item – Lease termination penalty	—		—	—	(900)		—	—

Recurring DI	25,083		23,614	6.2	71,598		66,539	7.6

DISTRIBUTIONS TO UNITHOLDERS	23,272		22,371	4.0	69,138		64,376	7.4

Distributions reinvested under the distribution reinvestment plan	(2,834)		(561)	—		(11,329)	(1,787)	—

Cash distributions	20,438		21,810	(6.3)	57,809		62,589	(7.6)

Per unit information:

DI (basic)	0.39		0.38	2.6	1.14		1.12	1.8
Recurring DI (basic)	0.39		0.38	2.6	1.13		1.12	0.9
Recurring DI (FD)(1)	0.38		0.37	2.7	1.11		1.10	0.9

DISTRIBUTIONS PER UNIT	0.36		0.36	—	1.08		1.08	—

DI payout ratio	92.3%		94.7%		94.7%		96.4%

(1) Fully diluted.

Recurring DI for the third quarter ended September 30, 2011 amounted to $25.1 million, up 6.2% from the comparative period of 2010, due mainly to the impact of acquisitions and developments completed in 2010 and 2011. Recurring DI per fully diluted unit totalled $0.38 compared with $0.37 for the previous year.

Distributions to unitholders in the third quarter of 2011 totalled $23.3 million, up 4.0% from the comparative period of 2010, with per unit distributions at $0.36 for both 2010 and 2011 reporting quarters.

Cominar takes a conservative approach to managing its distribution ratio, which it regards as a key factor in the stability of future distributions. This approach provides greater financial flexibility for its capital expenditures and the implementation of its leasing programs. The DI payout ratio as at September 30, 2011 stood at 94.7%. The medium-term objective is to maintain the annual payout ratio at approximately 90%.

Track Record of DI per Unit

(Financial Performance Indicator)

For the nine-month periods ended September 30,	2011	2010	2009(2)	2008(2)	2007(2)

Recurring DI per unit (basic)	1.13	1.12	1.20	1.20	1.12
Recurring distributable income per unit (FD)(1)	1.11	1.10	1.18	1.17	1.09

(1) Fully diluted. (2) Amounts not restated under IFRS, determined in accordance with Canadian GAAP.

Cominar’s recurring DI per unit is in our opinion a material measure for assessing the Trust’s operating performance because it highlights per unit cash flows that are distributable to unitholders. Furthermore, given its historical nature, it is also a useful benchmark for determining the stability of distributions.

The CSA require Cominar to reconcile distributable income (a non-IFRS measure) with cash flows provided from operating activities as shown in the financial statements.

The following table presents this reconciliation:

	Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	2011	2010

Cash flows provided from operating activities (IFRS)	42,983	36,167	67,886	63,193
- Amortization of capitalized financing costs and other assets	(975)	(880)	(2,860)	(2,734)
- Provision for leasing costs	(2,964)	(2,890)	(8,636)	(8,336)
+ Unusual items – transaction costs incurred upon a business combination	646	34	646	685
+ Change in non-cash working capital items	(14,607)	(8,817)	15,462	13,731

Distributable income	25,083	23,614	72,498	66,539

In accordance with CSA guidelines, Cominar also provides the following table to allow readers to assess the source of cash distributions and how they relate to net income:

For the nine-month periods ended September 30,	2011	2010		2009(1)

Cash flows provided from operating activities	67,886	63,193		56,999
Net income (IFRS)	81,758	74,705		20,617
Distributions to unitholders	69,138	64,376		54,439
Cash flows from operating activities in excess (deficit) of distributions payable to unitholders	(1,252)	(1,183)		2,560

(1) Amounts not restated under IFRS, determined in accordance with Canadian GAAP.

Cominar’s cash flows provided from operating activities for the nine-month period ended September 30, 2011 are lower than distributions to unitholders, as it was the case in 2010.

Just as in each fiscal year since the REIT’s inception, Cominar expects cash flows provided from operating activities for the year ending December 31, 2011 to be sufficient to fund distributions to unitholders.

FUNDS FROM OPERATIONS

Although the concept of funds from operations ("FFO") is not a financial measure defined under IFRS, it is widely used in the field of real estate investment trusts. The Real Property Association of Canada ("REALpac") defines this measure as net income (calculated in accordance with IFRS), adjusted for unrealized gains or losses, deferred taxes, transaction costs incurred upon a business combination and extraordinary items. REALpac stated that transactions resulting from an unconcluded business combination must not be adjusted to FFO. FFO for the third quarter of 2010 have been restated in order to conform to IFRS. The transition impact was a decrease mainly attributable to the cancellation of amortization of below-market leases under IFRS in the net income calculation, which provides the basis in computing FFO. Such amortization was added to operating revenues under GAAP, but was not subsequently adjusted in the calculation. FFO are also presented net of amortization of leasing costs—which were previously adjusted in the calculation of FFO and are now applied against operating revenues—and net of capitalized interest, which was cancelled.

FFO for 2011 reflect the impact, if applicable, resulting from the modifications related to the adoption of IFRS.

FFO should not be substituted for net income or cash flows from operating activities established in accordance with IFRS in measuring our performance. While our method of calculating FFO is in compliance with REALpac recommendations, it may differ from those applied by other entities. Therefore, it may not be useful for comparison with other entities.

The following table presents a reconciliation of net income, as determined in accordance with IFRS, and FFO for the periods ended September 30, 2011 and 2010:

Funds From Operations

	Quarter			Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Net income (IFRS)	27,918	26,307	6.1	81,758	74,705	9.4
+ Transaction costs—business combination	—	34	—	—	685	—
+ Deferred tax expense	60	185	(67.6)	757	381	98.7

Funds From Operations	27,978	26,526	5.5	82,515	75,771	8.9

Unusual item—Lease termination penalty	—	—	—	(900)	—	—
Unusual item—Uncompleted business combination transaction costs	646	—	—	646	—	—

Recurring FFO	28,624	26,526	7.9	82,261	75,771	8.6

Per unit information:
FFO (basic)	0.44	0.43	2.3	1.30	1.28	1.6
Recurring FFO (basic)	0.45	0.43	4.7	1.30	1.28	1.6
Recurring FFO (FD)(1)	0.43	0.41	4.9	1.24	1.22	1.6

(1) Fully diluted.

For the third quarter of 2011, recurring FFO rose 7.9% from the comparative period in 2010, due to acquisitions and developments completed during 2010 and 2011. Recurring FFO per unit on a fully diluted basis stood at $0.43 in the third quarter of 2011 compared to $0.41 for the comparative period of 2010.

Track Record of Funds from Operations per Unit

(Financial Performance Indicator)

For the nine-month periods ended September 30,	2011	2010	2009(2)	2008(2)	2007(2)
FFO per unit (basic)	1.30	1.28	1.40	1.38	1.29
Recurring FFO per unit (FD)(1)	1.24	1.22	1.35	1.32	1.24

(1) Fully diluted.
(2) Amounts not restated under IFRS, determined in accordance with Canadian GAAP.

ADJUSTED FUNDS FROM OPERATIONS

The concept of adjusted funds from operations ("AFFO") is a key financial measure in the field of real estate investment trusts. Cominar defines this measure as FFO adjusted for non-cash items such as compensation expense related to unit options; rental income arising from the recognition of leases on a straight-line basis, net of the investments required to maintain Cominar's ability to generate rental income from its property portfolio. AFFO is an additional indicator to assess Cominar's financial performance and its ability to maintain and increase distributions over the long term. AFFO is not a measure defined under IFRS and should not be substituted for net income or cash flows from operating activities established in accordance with IFRS in measuring our performance. Our method of calculating AFFO may differ from the methods used by other entities and, therefore, may not be useful for comparison.

AFFO for the first nine-month period of 2010 have been restated to conform to IFRS. The transition impact was a decrease mainly attributable to the writeoff of interest capitalized on land.

Cominar had to revise the calculation of AFFO mostly to cancel adjustments to amortization of below-market leases and capitalized leasing costs, which are no longer recognized under IFRS, and to adjust income derived from the recognition of leases on a straight-line basis in order to reflect the initial adjustment required at the date of transition and the addition of lease inducements to this item.

AFFO for 2011 reflect the impact, if applicable, resulting from the modifications related to the adoption of IFRS.

In calculating AFFO, the Trust deducts a provision for leasing costs incurred on an ongoing basis to maintain its capacity to generate rental income. These leasing costs include among others leasehold improvements and initial direct costs, which are added to the carrying amount of investment properties in accordance with IFRS. Cominar also deducts the capital expenditures incurred in connection with its program to maintain its capacity to generate rental income from its property portfolio. These expenditures, which primarily include major expenditures for maintenance and repairs, are typically incurred unevenly during a fiscal year. Therefore, AFFO could vary from quarter to quarter and such variances could be material.

The following table presents a reconciliation of FFO and AFFO for the periods ended September 30, 2011 and 2010:

Adjusted Funds from Operations

	Quarter			Cumulative (9 months)

For the periods ended September 30,	2011	2010	Δ %	2011	2010	Δ %

Funds from operations	27,978	26,526	4.5	82,515	75,771	8.9
+ Compensation expense related to unit options	195	221	(11.8)	737	664	11.0
- Rental income—recognition of leases on straight-line basis	(420)	(165)	—	(1,975)	(1,432)	37.9
- Provision for leasing costs	(2,964)	(2,890)	2.6	(8,636)	(8,336)	3.6
- Capital expenditures—maintenance of rental income generating capacity	(493)	(416)	18.5	(1,273)	(1,149)	10.8

Adjusted funds from operations	24,926	23,276	4.4	71,368	65,518	8.9

Unusual item—Lease termination penalty	—	—	—	(900)	—	—
Unusual item—Uncompleted business combination transaction costs	646	—	—	646	—	—

Recurring AFFO	24,296	23,276	7.2	71,114	65,518	8.5

Per unit information:
AFFO (basic)	0.38	0.38	—	1.13	1.11	1.8
Recurring AFFO (basic)	0.39	0.38	2.6	1.12	1.11	0.9
Recurring AFFO (FD)(1)	0.38	0.37	2.7	1.10	1.09	0.9

Distributions per unit	0.36	0.36	—	1.08	1.08	—
AFFO payout ratio	94.7%	94.7%		95.6%	97.3%

(1) Fully diluted.

Cominar reported $24.9 million in recurring AFFO for the third quarter of 2011, up 7.2% from 2010. Recurring AFFO per unit on a fully diluted basis stood at $0.38, up 2.7% from 2010.

The following table presents the Trust's AFFO per unit for the nine-month periods ended September 30:

Track Record of Adjusted Funds from Operations per Unit

(Financial Performance Indicator)

For the nine-month periods ended September 30,	2011	2010	2009(2)

AFFO per unit (basic)	1.12	1.11	1.17
Recurring AFFO per unit (FD)(1)	1.10	1.09	1.15

(1) Fully diluted.
(2) Amounts not restated under IFRS, determined in accordance with Canadian GAAP.

LIQUIDITY AND CAPITAL RESOURCES

LONG-TERM DEBT

The following table presents Cominar's balances of mortgages payable and convertible debentures as at September 30, 2011 by year of maturity, and weighted average contractual interest rates:

Long-Term Debt—Balances as at September 30, 2011

Maturity	Balance of convertible debentures ($)	Weighted average Balance of mortgages payable ($)	contractual interest rate (%)

Period from October 1 to December 31, 2011		5,895	7.49
2012		60,900	6.47
2013		173,301	4.70
2014	205,731	83,277	5.85
2015		138,498	4.78
2016	114,993	17,031	6.39
2017	86,250	124,593	5.53
2018		91,213	5.77
2019		14,196	6.64
2020		1,403	6.39
2021		92,711	5.57
2022		32,708	5.35
2023		5,715	7.25
2029		5,031	4.80
2039		4,860	5.05

Total	406,974	851,332	5.58

As at September 30, 2011, the weighted average contractual interest rate of our long-term debt stood at 5.58%, up 4 basis points from December 31, 2010.

MORTGAGES PAYABLE

As at September 30, 2011, the balance of mortgages payable amounted to $851.3 million, up $35.0 million from $816.3 million as at December 31, 2010, arising primarily from the assumption of mortgages payable on acquisitions of investment properties made during the first nine-month period. At the end of the quarter, the weighted average contractual interest rate was 5.39%, up 8 basis points from 5.31% as at December 31, 2010.

Cominar has staggered mortgage maturity dates over a number of years to reduce the risks related to renewal. As at September 30, 2011, the residual average term of mortgages payable was 5.0 years.

The following table shows mortgage repayments for the coming periods:

Repayments of Mortgages Payable

For the years ending December 31,	Repayment of of principal	Repayments of balances at maturity	Total	% of total

Period from October 1 to December 31, 2011	6,333	5,855	12,188	1.4
2012	25,378	58,072	83,450	9.8
2013	22,528	162,658	185,186	21.8
2014	18,291	74,193	92,484	10.9
2015	15,124	127,256	142,380	16.7
2016	13,800	11,518	25,318	3.0
2017	12,489	109,423	121,912	14.3
2018	10,819	58,712	69,531	8.2
2019	5,062	4,141	9,203	1.1
2020	5,109	1,039	6,148	0.7
2021	3,480	67,963	71,443	8.4
2022	1,374	24,186	25,560	3.0
2023 and thereafter	6,529	—	6,529	0.7

Total	146,316	705,016	851,332	100.0

CONVERTIBLE DEBENTURES

As at September 30, 2011, Cominar had five series of convertible debentures outstanding totalling $407.0 million. These debentures bear interest at contractual rates ranging from 5.70% to 6.50% per annum and mature between 2014 and 2017. As at September 30, 2011, these debentures had a weighted average contractual interest rate of 5.99% per annum.

The following table shows the characteristics of Cominar's unsecured subordinated convertible debentures and the balance by series.

Convertible Debentures—Balances as at September 30, 2011

	Series A	Series B	Series C	Series D	Series E	Total

Contractual interest rate	6.30%	5.70%	5.80%	6.50%	5.75%
Effective interest rate	6.89%	6.42%	6.60%	7.50%	6.43%
Date of issuance	September 2004	May 2007	October 2007	September 2009	January 2010
Unit conversion price	$17.40	$27.50	$25.25	$20.50	$25.00
Date of interest payment	June 30 &	June 30 &	March 31 &	March 31 &	June 30 &
	December 31	December 31	September 30	September 30	December 31
Date of redemption at Cominar's option	June 2008	June 2010	September 2010	September 2012	June 2013
Maturity date	June 2014	June 2014	September 2014	September 2016	June 2017

	$	$	$	$	$	$

Balance as at September 30, 2011	15,231	80,500	110,000	114,993	86,250	406,974

BANK INDEBTEDNESS

As at September 30, 2011, Cominar had three operating and acquisition credit facilities of up to $185.8 million. These credit facilities are renewable in March 2012 and June 2012 and bear interest at prime plus 1.0% or at the bankers' acceptance rate plus 2.0%. These credit facilities are secured by movable and immovable hypothecs on specific assets. Management believes they will remain available in the future. As at September 30, 2011, bank indebtedness totalled $171.5 million, which meant that Cominar had $14.3 million in borrowing capacity under the terms of its credit facilities.

On October 20, 2011, Cominar issued units for net proceeds of approximately $107.5 million under a public offering, as described in further detail in the subsequent events note of this interim MD&A. The net proceeds from the sale of the units were used to reduce bank indebtedness.

In October 2011, Cominar increased its existing operating and acquisition credit facilities by $75 million to reach $260.8 million.

DEBT RATIO

The following table presents debt ratios as at September 30, 2011 and 2010:

Debt to Carrying Amount Ratio

As at September 30,	2011	2010

Mortgages payable	853,055	810,802
Convertible debentures	394,119	395,509
Bank indebtedness	171,515	45,535

Total debt	1,418,689	1,251,846
Asset carrying amount	2,600,552	2,372,166

Overall debt ratio(1)(2)	54.6%	52.8%
Debt ratio (excluding convertible debentures)	39.4%	36.1%

Borrowing capacity — 65% of carrying amount (3)	776,000	829,000

(1) The overall debt ratio is equal to total bank Indebtedness, mortgages payable and convertible debentures divided by the carrying amount of the asset.
(2) This ratio is not defined by IFRS and may differ from similar measures presented by other entities.
(3) Pursuant to its Contract of Trust, Cominar's maximum debt ratio is 60% of carrying amount (65% if convertible debentures are outstanding).

  Debt Ratio Track Record

  (Financial Performance Indicator)

For the quarters ended September 30,	2011	2010	2009(1)	2008(1)	2007(1)

Overall debt ratio	54.6%	52.8%	58.1%	57.9%	55.8%
Debt ratio (excluding convertible debentures)	39.4%	36.1%	42.0%	45.5%	49.3%
Maximum borrowing capacity under the Contract of Trust	776,000	829,000	384,000	322,000	401,000

(1) Amounts not restated under IFRS, determined in accordance with Canadian GAAP.

As at September 30, 2011, Cominar maintained a debt ratio of 54.6%, which is below the maximum debt ratio of 65.0% allowed under its Contract of Trust where convertible debentures are outstanding, and which provides the Trust with the ability to borrow up to an additional $776 million to fund future acquisitions and developments.

The October 20, 2011 public offering allowed Cominar to reduce its debt ratio to approximately 50.5%. Such decision is in line with the decision adopted by the Board of Trustees, as part of the updated strategic plan whereby the debt ratio should be maintained at approximately 50% of gross carrying amount, even though the Contract of Trust allows a maximum debt ratio of 65%.

Cominar calculates its interest coverage ratio by dividing net operating income (operating revenues less operating expenses) by the financial expense. The interest coverage ratio is used to assess Cominar's ability to pay interest on its debt using its operating revenues. As at September 30, 2011, Cominar's coverage ratio stood at 2.79:1, proving its capacity to settle its obligations in this respect.

Management considers Cominar's current financial situation very sound and does not foresee any difficulty in renewing the mortgages maturing in the next coming quarters. The Fund also has credit facilities sufficient to fully fund development projects currently underway.

OFF-BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL COMMITMENTS

Cominar does not have any off-balance sheet arrangements that have or are likely to have an impact on its operating results or its financial position, including its cash flows and sources of financing.

The Trust has no significant contractual commitments other than those arising from its long-term debt and the payments due under emphyteutic leases for land held for income properties, as described in further detail in the notes to the consolidated financial statements as at December 31, 2010.

During the quarter ended September 30, 2011, Cominar complied with all of its loan commitments and was not in default with any covenant as at the balance sheet date.

PROPERTY PORTFOLIO

The following table presents information about our property portfolio:

As at September 30,	2011	2010

Income properties	2,405,008	2,125,412
Properties under development and land held for future development	123,362	168,457
Other assets	72,182	78,297

Portfolio carrying amount	2,600,552	2,372,166

As at September 30,	2011	2010

Number of properties	269	243
Leasable area (in thousands of sq. ft.)	20,956	19,525

Summary by Activity Segment

As at September 30, 2011	Number of properties	Leasable area (sq. ft.)

Office	53	6,647,000
Retail	55	3,141,000
Industrial and mixed-use	161	11,168,000

Total	269	20,956,000

Summary by Geographic Area

	Number	Leasable
As at September 30, 2011	of properties	area (sq. ft.)

Quebec	95	6,814,000
Montréal	136	12,389,000
Ottawa	4	610,000
Atlantic Provinces	34	1,143,000

Total	269	20,956,000

PROPERTY ACQUISITION AND DEVELOPMENT PROGRAM

Over the years, Cominar has achieved much of its growth through high-quality property acquisitions based on strict selection criteria, by maintaining an appropriate allocation among its three activity segments, i.e. office buildings, retail buildings and industrial and mixed-use properties, while aiming at geographic diversification of its property portfolio.

PROPERTY ACQUISITIONS

During the third quarter of 2011, Cominar continued to expand through the acquisition of four income properties with 136,000 square feet of total leasable area. These fully occupied properties were acquired for a consideration of $16.5 million. The weighted average capitalization rate related to these transactions is 8.4%. These acquisitions are as follows:

On July 29, 2011, Cominar acquired an industrial and mixed-use building located in the Greater Moncton area, New Brunswick, covering an area of 11,000 square feet, for a consideration of $1.1 million in cash. The occupancy rate of this property is 100% and the related capitalization rate is 9.0%.

On July 29, 2011, Cominar acquired an office building located in Saint John, New Brunswick, covering an area of 41,000 square feet, for a consideration of $6.5 million, consisting of $5.0 million for the assumption of a mortgage payable and $1.5 million in cash. The occupancy rate of this property is 100% and the related capitalization rate is 8.2%.

On July 29, 2011, Cominar acquired a retail building located in Halifax, Nova Scotia, covering an area of 41,000 square feet, for a consideration of $5.5 million in cash. The occupancy rate of this property is 100% and the related capitalization rate is 8.5%.

On September 30, 2011, Cominar acquired an industrial and mixed-use building located in Montréal, Québec, with 43,000 square feet of leasable area for a consideration of $3.4 million. The occupancy rate of this property is 100% and the related capitalization rate is 8.5%.

The results of operations of the investment properties acquired are included in the interim consolidated financial statements from their acquisition date.

INVESTMENTS IN INCOME PROPERTIES

Cominar continues to develop its income properties in the normal course of business. Investments made included additions, expansions, modernizations, modifications and upgrades to existing properties with a view to increasing or maintaining the rental income generating capacity.

During the third quarter of 2011, Cominar incurred $2.8 million ($2.2 million in 2010) of capital expenditures to increase the rental income generating capacity of its properties, or to allow reducing the related operating expenses. Cominar also incurred $0.5 million ($0.4 million in 2010) of capital expenditures to maintain rental income generating capacity, consisting mainly of major expenditures for maintenance and repairs, as well as property equipment replacements, which will garner benefits for Cominar over the coming years. These expenditures do not include current repair and maintenance costs.

Finally, Cominar invests in leasehold improvements that increase the value of its properties through higher lease rates, and in other leasing costs, mostly brokerage fees and tenant inducements. The level of investment required could vary from quarter to quarter since it closely depends on lease renewal and signing of new leases. It also depends on the increase of rental space for newly acquired, expanded or upgraded properties, or for those transferred from properties under development. During the third quarter of 2011, Cominar made investments of $5.7 million in that respect ($5.0 million in 2010), of which $2.3 million ($1.4 million in 2010) in newly acquired, expanded or upgraded properties, or those recently transferred from properties under development.

PROPERTY DEVELOPMENT PROGRAM

Recently, the Board of Trustees of Cominar decided to restrict the scope of development projects to accomodation projects aiming at meeting the demand and specific needs of clients. This decision was made largely due to the dilutive effect resulting from the major projects and to their negative impact on the REIT's results during the construction and development period.

It is to be noted that the new orientations of the City of Quebec require real estate developers to incorporate mixed-use residential/commercial premises in their projects, particularly for the projects located in the vicinity of Laurier Boulevard. As a result, the Board of Trustees re-examined the Fund's strategic orientation which consisted of not investing in residential premises , after which it reaffirmed its orientation.

As a consequence, the terms of the Complexe Jules-Dallaire project had to be revised. Therefore, under the agreement in principle entered into on November 8, 2011, phase 2 of this project will be executed in partnership with the Dallaire family. The latter would acquire the surface rights for a consideration of $20.2 million, the amount of which was corroborated by independent experts, and would realize at its own risk the construction of phase 2 which will include ten floors of office space as well as approximately 200 condominium units on 15 floors to be sold to individuals. Once the development of the ten floors of office space is completed, the Dallaire family will be able to increase its interest to up to 50% of the total fair market value of the Complexe Jules-Dallaire, to be paid in cash. Afterwards, Cominar will be responsible for the management of the building

Based on the foregoing, on November 8, 2011, Cominar entered into an agreement to sell a land held for future development related to mixed-use premises in the City of Quebec to the Dallaire family for an amount of $20.4 million, which was corroborated by independent experts, to be paid in cash. This agreement contains a right of first refusal in favor of Cominar relating to the construction of office space and commercial premises that could be constructed on this land.

The construction of phase 1 of the Complexe Jules-Dallaire for a leasable area of 396,000 square feet has been completed and the fitting out of the rental space is on the track. The office space tenants continue to gradually move in. The construction cost is estimated at approximately $77 million. The capitalization rate is expected to reach 9.2% and the lease rate of 90.0% is in line with our objectives.

The following table provides detailed information about this ongoing development project as at September 30, 2011:

Development	City		Activity segment(1)	Completion date		Leasable area(sq.ft.)	Investment ($)	Capitalization rate (%)	Lease rate(%)

Complexe Jules-Dallaire	Qu	ébec	O,R	Q4- 2011	(2)	396,000	77,000	9.2	90.0

(1) O = Office, R = Retail. (2) Included to the income properties portfolio gradually, as floors as fitted out and occupied.

The expected return on this ongoing development project is based on the estimated costs to complete the project and the anticipated lease rate. Actual returns could vary based on actual costs and lease rate.

REAL ESTATE OPERATIONS

The following table shows our operational performance indicators as at September 30, 2011 and 2010:

As at September 30,	2011	2010

Occupancy rate	93.6%	93.7%
Tenant retention rate (1)	67.2%	76.2%

(1) Percentage of lease renewals.

OCCUPANCY RATE

Cominar continuously strives to maximize occupancy rates throughout its portfolio and has successfully maintained an average occupancy of approximately 95% since its inception. As at September 30, 2011, occupancy stood at 93.6%, representing approximately the same rate as at December 31, 2010. The decline in the overall occupancy rate noted last year has been corrected, with an upward trend to return to rates approximating the historical annual average of the REIT. With the current gradual recovery, we are confident to see more positive effects during the next quarters. During the first nine-month period, Cominar renewed 67.2% of leases maturing in 2011. Although this rate is lower than that recorded in the first nine-month period of 2010, an excellent year as regards the renewal of leases, we expect the retention rate of fiscal 2011 to reach the annual average of the last few years, i.e. approximately 75%. It should be noted that new leases representing an area of 1.3 million square feet have been signed as at September 30, 2011.

Occupancy Track Record

(Operational Performance Indicator)

The following table breaks down occupancy rates of Cominar properties by activity segment as at the end of the years indicated and as at September 30, 2011:

	September 30, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007

Activity segment (%)
Office	95.5	95.2	94.1	94.5	94.7
Retail	96.5	96.1	96.3	97.1	96.0
Industrial and mixed-use	91.7	92.3	92.5	94.0	94.4

Portfolio total	93.6	93.8	93.5	94.6	94.7

The occupancy rate is regarded by Cominar's management as a key indicator of client satisfaction. Client satisfaction is defined as client perception and judgment of our ability to meet their needs and expectations. The average occupancy rate of 94.2% has held relatively steady over the past five years.

Geographic and activity segment diversification of the property portfolio provides for more stable occupancy rates.

LEASING ACTIVITY

The following table summarizes Cominar's leasing activity as at September 30, 2011:

Lease Maturities and Renewals by Activity Segment

	Office	Retail	Industrial and mixed-use	Total

Leases maturing in 2011
Number of tenants	256	136	237	629
Leasable area (sq. ft.)	953,000	450,000	1,847,000	3,250,000
Average net rent ($)/sq. ft.	10.60	9.02	5.72	7.61

Renewed leases
Number of tenants	135	82	142	359
Leasable area (sq. ft.)	648,000	290,000	1,245,000	2,183,000
Average net rent ($)/sq. ft.	11.68	10.71	5.96	8.26

Renewal %	68.0	64.4	67.4	67.2

New leases
Number of tenants	81	56	75	212
Leasable area (sq. ft.)	333,000	199,000	777,000	1,309,000
Average net rent ($)/sq. ft.	14.16	11.24	5.72	8.87

As indicated in the table above, leasing activity has reached an acceptable level across our portfolio since the beginning of 2011, with 67.2% of maturing leases renewed as at September 30, 2011. We also signed new leases for a total leasable area of 1.3 million square feet. Lease renewal rates rose 3.8% overall. Our three activity segments posted increases in lease renewal rates: 3.2% (office), 3.1% (retail) and 4.6% (industrial and mixed-use).

Considering our solid lease renewal track record and demand for rental space in our four geographic markets, we remain confident that a significant portion of maturing leases will be renewed at a higher rate per square foot.

The following table profiles lease maturities in the next five years:

Lease Maturities

	2012	2013	2014	2015	2016

Office
Leasable area (sq. ft.)	1,168,000	847,000	923,000	848,000	942,000
Lease rate ($)/square foot	10.48	12.15	10.95	14.14	14.07
% of portfolio—Office	17.6%	12.7%	13.9%	12.8%	14.2%

Retail
Leasable area (sq. ft.)	428,000	254,000	214,000	333,000	252,000
Lease rate ($)/square foot	7.89	8.91	8.09	8.91	9.81
% of portfolio—Retail	13.6%	8.1%	6.8%	10.6%	8.0%

Industrial and mixed-use
Leasable area (sq. ft.)	2,225,000	1,332,000	1,639,000	1,675,000	1,224,000
Lease rate ($)/square foot	5.97	6.28	5.90	5.82	5.74
% of portfolio—Industrial and mixed-use	19.9%	11.9%	14.7%	15.0%	11.0%

Portfolio total
Leasable area (sq. ft.)	3,821,000	2,433,000	2,776,000	2,856,000	2,418,000
Lease rate ($)/square foot	7.89	8.91	8.09	8.91	9.81
% of portfolio	18.2%	11.6%	13.2%	13.6%	11.5%

The following table summarizes information about leases as at September 30, 2011:

	Average remaining lease term (years)	Average leased area per tenant (sq. ft.)	Average net rent/ sq. ft. ($)

Office	3.6	5,500	11.59
Retail	4.8	3,600	11.41
Industrial and mixed-use	3.6	10,800	5.90

Portfolio average	3.8	6,700	8.63

Cominar has a broad, highly diversified client base, consisting of some 2,900 tenants occupying an average of approximately 6,700 square feet each. Our three largest tenants, Public Works Canada, Société immobilière du Québec — both of which are government entities — and Ericsson Canada, account for approximately 5.6%, 4.9% and 3.8% of our revenues, respectively, stemming from several leases with staggered maturities. The stability and quality of our cash flows from operating activities are enhanced by the fact that approximately 10.5% stems from government agencies.

The following table shows our top ten tenants by percentage of revenues:

Tenant	% of revenues	Leased areal
		(sq. ft.)

Public Works Canada	5.6	758,000
Société immobilière du Québec	4.9	1,111,000
Ericsson Canada Inc.	3.8	402,000
Bertrand distributeur en alimentation (Colabor)	1.4	345,000
LDC Logistics Development corp.	1.3	527,000
Hudson's Bay Company	1.1	349,000
SITA (Société internationale de télécommunication aéronautique)	0.8	66,000
Dessau inc.	0.8	132,000
National Bank of Canada	0.7	94,000
Equant Canada Inc. (Orange Business)	0.7	56,000

Total	21.1	3,840,000

ISSUED AND OUTSTANDING UNITS

Ownership interests in Cominar are represented by a single class of units, unlimited in number. Units represent a unitholder's proportionate and undivided ownership interest in Cominar. Each unit confers the right to one vote at any unitholders' meeting and to participate equally and rateably in any Cominar distributions.

The following table summarizes unit issues during the periods ended September 30, 2011 and 2010:

	Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	2011	2010

Units issued and outstanding, beginning of period	63,656,493	61,663,397	62,688,799	54,758,271
+ Units issued under a public offering	—	—	—	6,021,400
+ Units issued on exercise of options	189,100	498,650	790,550	1,078,650
+ Units issued under distribution reinvestment plan	228,567	40,707	513,730	92,603
+ Units issued on conversion of convertible debentures	32,412	59,422	113,493	157,752
+ Units issued under the at-the-market equity distribution agreement	—	—	—	153,500

Units issued and outstanding, end of period	64,106,572	62,262,176	64,106,572	62,262,176

PER UNIT CALCULATIONS

The following table reconciles the weighted average number of basic units outstanding, the weighted average number of diluted units outstanding and the weighted average number of fully diluted units outstanding, used for calculations per unit:

	Quarter		Cumulative (9 months)

For the periods ended September 30,	2011	2010	2011	2010

Weighted average number of units outstanding, basic Dilutive effect of unit options	63,840,009 351,899	61,834,180 326,640	63,367,189 387,428	59,256,334 321,495

Weighted average number of units outstanding, diluted Dilutive effect of convertible debentures	64,191,908 17,219,656	62,160,820 17,478,828	63,754,617 17,267,318	59,577,829 17,389,228

Weighted average number of units outstanding, fully diluted	81,411,564	79,639,648	81,021,935	76,967,057

The significant variance in the weighted average number of units outstanding between 2011 and 2010 mainly results from the issuance of 6,021,400 units in April 2010 in connection with a public offering.

RELATED PARTY TRANSACTIONS

Michel Dallaire and Alain Dallaire, trustees and members of the Trust's management team, exercise indirect control over Corporation Financière Alpha (CFA) Inc. ("CFA"), Société de développement Laurier (SDL) Inc. ("SDL") and Dalcon Inc. ("Dalcon"). Michel Paquet, also a trustee and a member of the Trust's management team, is a related party of these companies as their Secretary. During the third quarter of 2011, Cominar recorded $0.1 million in net rental income from Dalcon and CFA. The Trust incurred costs of $2.3 million for leasehold improvements performed by Dalcon on its behalf and costs of $3.6 million for the construction and development of investment properties. These transactions were entered into in the normal course of business and are measured at the exchange amount. By retaining the services of related companies for property construction work and leasehold improvements, Cominar achieves significant cost savings while providing better service to its clients.

UNITHOLDERS TAXATION

For Canadian unitholders, distributions are treated as follows for tax purposes:

2010

Taxable to unitholders as other income	28.37%
Taxable to unitholders as capital gains	0.03%
Tax deferral	71.60%
Total	100.00%

SELECTED QUARTERLY INFORMATION

The following table presents, in summary form, Cominar's financial information for the last eight quarters:

For the quarters ended	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010	Dec 31, 2009(1)

Operating revenues	78,002	82,103	79,653	71,264	69,096	72,444	69,581	63,690
Net operating income	47,270	47,054	43,183	43,198	41,938	41,920	37,703	39,433
Net income	27,918	28,221	25,619	34,090	26,307	26,311	22,087	8,395
Net income per unit (basic)	0.44	0.44	0.41	0.55	0.43	0.43	0.40	0.15
Net income per unit (diluted)	0.43	0.44	0.41	0.54	0.42	0.43	0.40	0.15

Distributable income	25,083	25,457	21,958	23,452	23,614	23,220	19,705	21,230
Recurring DI per unit (FD)	0.38	0.38	0.35	0.37	0.37	0.37	0.36	0.38

Funds from operations	27,978	28,786	25,751	26,957	26,526	26,658	22,587	24,311
Recurring FFO per unit (FD)	0.43	0.42	0.41	0.41	0.41	0.42	0.41	0.42

Adjusted funds from operations	24,296	25,534	21,538	23,090	23,276	22,701	19,541	20,673
Adjusted funds from operations per unit (FD)	0.38	0.38	0.34	0.36	0.37	0.37	0.35	0.37

Distributions	23,272	23,069	22,797	22,651	22,371	22,190	19,815	19,715
Distributions per unit	0.36	0.36	0.36	0.36	0.36	0.36	0.36	0.36

(1) Amounts not restated under IFRS, determined in accordance with Canadian GAAP.

OUTLOOK

We completed property acquisitions of nearly $101 million in the first nine-month period. The gradual upturn in the occupancy rate is being confirmed and we are confident that such trend will be maintained during the next quarters. Obviously, we will continue to be on the lookout for value-creating expansion opportunities over the long term while maintaining a dynamic and disciplined operational and financial management so as to continue generating stability and growing profitability for our unitholders.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

The President and Chief Executive Officer and the Executive Vice-President and Chief Financial Officer of Cominar are responsible for establishing and maintaining disclosure controls and procedures ("DC&P") and internal control over financial reporting ("ICFR"), as those terms are defined in Canadian Securities Administrators Multilateral Instrument 52-109. They are assisted in this responsibility by the Disclosure Committee, which consists of executive officers and the Internal Auditor of the Trust.

Evaluations are performed regularly to assess the effectiveness of DC&P, including this interim MD&A and the interim financial statements. Based on those evaluations, the President and Chief Executive Officer and the Executive Vice-President and Chief Financial Officer of Cominar concluded that the DC&P were effective as at the end of the quarter ended September 30, 2011 and, more specifically, that the design of these controls and procedures provides reasonable assurance that material information about the Trust, including its consolidated subsidiaries, is made known to them during the period in which these filings are being prepared.

Evaluations are also performed to assess the effectiveness of ICFR. Based on those evaluations, the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Trust concluded that the ICFR was effective as at the end of the quarter ended September 30, 2011 and, more specifically, that the financial reporting is reliable and that the financial statements have been prepared for external purposes in accordance with IFRS.

No changes were made in our internal control over financial reporting during the third quarter of 2011 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

CHANGES IN ACCOUNTING POLICIES

Cominar has adopted IFRS for financial reporting purposes for its first fiscal year beginning in January 2011 with restatement of prior period comparative figures using the transition date of January 1, 2011. Note 2 to our condensed interim consolidated financial statements as at September 30, 2011 describes the significant accounting policies applied further to the adoption of IFRS. The impact of the adoption of IFRS on our financial position and operating results is detailed in Note 4 to our condensed interim consolidated financial statements through the reconciliation of Unitholders' equity, comprehensive income and cash flows recognized under Canadian GAAP and IFRS.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Our MD&A is based upon the Trust's condensed interim consolidated financial statements, prepared in accordance with IFRS. The preparation and presentation of the consolidated financial statements and any other financial information contained in this interim MD&A includes the proper selection and application of appropriate accounting principles and methods, which require management to make estimates and informed judgments. Our estimates are based upon assumptions which we believe to be reasonable, such as those often based upon past experience. They represent the basis of our judgments regarding the carrying amount of assets and liabilities that, in reality, would not be available from other sources. Use of other accounting policies or methods of estimation might have yielded different amounts than those presented. Actual results could differ.

Revenue recognition

Management has determined that all leases concluded between Cominar and its tenants are operating leases. Minimum lease payments are recognized using the straight-line method over the term of the related leases, and the excess of payments recognized over amounts payable is recorded on Cominar's balance sheet under investment properties. Leases generally provide for the tenants' payment of maintenance expenses of common elements, realty taxes and other operating costs, such payment being recognized as operating revenues in the period when the right to payment vests. Percentage leases are recognized when the minimum sales level has been reached pursuant to the related leases. Lease cancellation fees are recognized when they are due. Finally, incidental income is recognized when services are rendered.

Investment properties

Investment property is immovable property held by the Trust to earn rentals of for capital appreciation, or both, rather than for use in the production or supply of goods and services or for administrative purposes, or for sale in the ordinary course of business. Investment properties include income properties, properties under development and land held for future development.

Cominar adopted the recommendations of IAS 40, "Investment property", and chose the fair value model to record its investment properties in its financial statements. Fair value is the amount for which the properties could be exchanged between knowledgeable, willing parties in an arm's length transaction. Any change in the fair value is recognized in income for the period in which it arises. The fair value of investment property shall reflect market conditions at the end of the reporting period. Fair value is time-specific as of a given date. As market conditions could change, the amount presented as fair value could be incorrect or inadequate at another date. The fair value of investment properties is based on measurements derived from management's estimates or from independent appraisers, plus capital expenditures made since the most recent appraisal. Management regularly reviews the appraisal of its investment properties between the appraisal dates in order to determine whether the related assumptions, such as net operating income and capitalization rates, still apply. These assumptions are compared to market data issued by independent experts. When increases or decreases are required, Cominar adjusts the carrying amount of its investment properties.

The fair value of Cominar's investment properties recorded on the balance sheet is the sum of the fair value of each investment property considered individually and does not necessarily reflect the contribution of the following elements that characterize Cominar: (i) the composition of the property portfolio diversified through its client base, geographic markets and activity segments; (ii) the synergies among investment properties; (iii) an improved financial performance resulting from a fully integrated management approach. Therefore, the fair value of Cominar's investment properties taken as a whole could significantly differ from that appearing on the balance sheet.

Properties under development in construction phase are measured at cost until their fair value can be reliably determined, usually when development has been completed. The fair value of land held for future development is based on recent prices derived from comparable market transactions.

Financial instruments

Financial instruments must be initially measured at fair value. Cominar must also estimate and disclose the fair value of certain financial instruments for information purposes in the financial statements presented for subsequent periods. When fair value cannot be derived from active markets, it is determined using valuation techniques, namely the discounted cash flow method. If possible, data related to these models are derived from observable markets, and if not, judgment is required to determine fair value. Judgments take into account the liquidity risk, credit risk and volatility. Any changes in assumptions related to these factors could modify the reported fair value of financial instruments.

Convertible debentures

Upon initial recognition, Cominar's management must estimate, if applicable, the fair value of the conversion option included in the convertible debentures. Under IFRSs, the Unitholders' equity component must be allocated the remaining amount obtained after deducting, from the fair value of the compound financial instrument considered as a whole, the established amount of the Liability component. Should this estimate be inappropriate, it would have an impact on the interest expense recognized in the financial statements.

Business combinations

Business combinations are accounted for using the acquisition method. The cost of a business combination is the sum of values, at the acquisition date, of the assets transferred, liabilities incurred and Unitholders' equity instruments issued in exchange of the control of the acquired business. When the cost of a business combination exceeds the fair value of the assets acquired or liabilities assumed, such excess is recorded as goodwill. Transaction-related costs are expensed as incurred.

Unit options

The compensation expense related to unit options is measured at fair value and is amortized based on the graded vesting method using the Black-Scholes model. This model requires management to make many estimates on various data, such as the expected life, volatility, the weighted average dividend yield of distributions and the weighted average risk-free interest rate. Any changes to certain assumptions could impact the compensation expense related to unit options recognized in the financial statements.

Income taxes

Deferred taxes of Cominar's subsidiaries are measured at the tax rates expected to apply in the future as temporary differences between the reported carrying amounts and tax bases of the assets and liabilities reverse. Changes to deferred taxes related to changes in tax rates are recognized in income in the period when the rate change is substantively enacted.

Any changes in future tax rates or in the timing of the reversal of temporary differences could affect the income tax expense.

Impairment of goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the fair value of net identifiable assets acquired. Goodwill is not amortized but is tested for impairment on an annual basis or more frequently if events or circumstances indicate that it is more likely than not that goodwill may be impaired. The recoverability of goodwill is determined based on the cash-generating unit to which it belongs. The net carrying amount of the cash-generating unit is compared to its recoverable amount, which is defined as the higher of the fair value less costs to sell and its value in use. If either value exceeds its carrying amount, goodwill is not impaired. Otherwise, the difference is charged to income for the period during which the impairment occurs.

NEW ACCOUNTING POLICIES

Some recently issued IFRS and IFRIC will be effective only from a subsequent date. Cominar is currently assessing the impact of these IFRS and IFRIC on its consolidated financial statements. Presented below are the standards that could significantly affect the financial statements during the subsequent periods.

IFRS 9—"Financial instruments"

In November 2009, the IASB issued IFRS 9, "Financial Instruments: Classification and Measurement", a new standard on the classification and measurement of financial instruments, which will replace IAS 39, "Financial Instruments: Recognition and Measurement". IFRS 9 presents two measurement categories: amortized cost and fair value. All equity instruments are measured at fair value. Debt instruments are measured at amortized cost only if they are held in order to collect contractual cash flows and if cash flows are solely payments of principal and interest. Otherwise, they are held at fair value through profit and loss.

Requirements for financial liabilities were added in October 2010 and most of them were carried forward unchanged from IAS 39, except for the fair value changes attributable to the credit risk of financial liabilities designated at fair value through profit or loss, which should usually be included in comprehensive income.

This new standard is effective for annual periods beginning on or after January 1, 2013.

IAS 12—"Income taxes"

In December 2010, the IASB published amendments to IAS 12, "Income Taxes" regarding the measurement of deferred income tax liabilities and assets arising from an investment property measured using the fair value model in IAS 40, "Investment Property". Those amendments introduce, for the purpose of establishing the deferred tax consequences related to temporary differences associated with investment property, a rebuttable presumption that the carrying amount of such investment property is recovered through sale. This presumption is rebutted if the investment property is held within a business model whose objective is to consume substantially all of the investment property's economic benefits over time, rather than through sale. Amendments to IAS 12 are effective for annual periods beginning on or after January 1, 2012.

In May 2011, the IASB issued the following standards: IFRS 10, "Consolidated Financial Statements", IFRS 11, "Joint Arrangements", IFRS 12, "Disclosure of Interests in Other Entities", IAS 27, "Separate Financial Statements", IFRS 13, "Fair Value Measurement", and IAS 28 amended, "Investments in Associates and Joint Ventures". Each of the new standards is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted.

The following is a brief summary of the new standards:

IFRS 10—"Consolidated Financial Statements"

IFRS 10 requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12, "Consolidation—Special Purpose Entities" and parts of IAS 27, "Consolidated and Separate Financial Statements".

IFRS 11—"Joint Arrangements"

IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes IAS 31, "Interests in Joint Ventures", and SIC-13, "Jointly Controlled Entities—Non-monetary Contributions by Venturers".

IFRS 12—"Disclosure of Interests in Other Entities"

IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity's interests in other entities.

IFRS 13—"Fair Value Measurement"

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

Amendments to Other Standards

In addition, there have been amendments to existing standards, including IAS 27, "Consolidated and Separate Financial Statements", and IAS 28, "Investments in Associates and Joint Ventures". IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10—13.

RISKS AND UNCERTAINTIES

Like any real estate entity, Cominar is exposed to certain risk factors in the normal course of business including:

ACCESS TO CAPITAL AND DEBT FINANCING, AND CURRENT GLOBAL FINANCIAL CONDITIONS

The real estate industry is highly capital intensive. The REIT will require access to capital to maintain its properties, as well as to fund its growth strategy and significant capital expenditures from time to time. There can be no assurance that the REIT will have access to sufficient capital (including debt financing) on terms favourable to the REIT for future property acquisitions and developments, financing or refinancing of properties, funding operating expenses or other purposes. In addition, the REIT may not be able to borrow funds under its credit facilities due to the limitations on the incurrence of debt by the REIT set forth in the Contract of Trust. Failure by the REIT to access required capital could adversely impact the REIT's financial position and results of operations and decrease the amount of cash available for distributions.

Recent market events and conditions, including disruptions in the international and regional credit markets and other financial systems, could impede the REIT's access to capital (including debt financing) or increase the cost of capital.

Many countries, including Canada, were affected by a recession in 2008 and early 2009. However, conditions have gradually eased in recent months with improvements in the main indicators pointing to an economic recovery. Failure to raise capital when needed or on reasonable terms may have a material adverse effect on the REIT's financial position and results of operations, including its acquisition and development program.

DEBT FINANCING

The REIT has and will continue to have substantial outstanding consolidated indebtedness comprised primarily of hypothecs, property mortgages, indebtedness under its acquisition facility and its debentures. The REIT intends to finance its growth strategy, including acquisitions and developments, through a combination of its working capital and liquidity resources, including its cash flows from operations, additional indebtedness and public or private sales of equity or debt securities. The REIT may not be able to renegotiate the terms of repayment of existing indebtedness at favourable rates, or to refinance such debt. In addition, the terms of the REIT's indebtedness in general contain customary provisions that, upon an event of default, result in the acceleration of repayment of amounts owed and that restrict the distributions that may be made by the REIT. Therefore, upon an event of default under such indebtedness or an inability to renew same at maturity, the REIT's ability to make distributions will be adversely affected.

A portion of the REIT's cash flows is devoted to servicing its debt, and there can be no assurance that the REIT will continue to generate sufficient cash flows from operations to meet required interest or principal payments, such that it could be required to seek renegotiation of such payments or obtain additional financing, including equity or debt financing. A portion of the line of credit that matured during the quarter has been renewed for an additional year. The REIT's current credit facility, of a stated amount of $260.8 million as at November 8, 2011, is renewable annually. The next renewal is expected to be made in the first six-month period of 2012. Approximately $5.9 million of the REIT's secured debt will mature by the end of 2011.

The REIT is subject to the risk that any of its existing indebtedness may not be able to be refinanced upon maturity or that the terms of any such refinancing may not be as favourable as the terms of its existing indebtedness.

OWNERSHIP OF IMMOVABLE PROPERTY

All immovable property investments are subject to risk exposures. Such investments are affected by general economic conditions, real estate markets, demand for leased premises, competition from other vacant premises, municipal valuations and assessments, and various other factors.

The value of immovable property and improvements thereto may also depend on the solvency and financial stability of the tenants and the economic environment in which they operate. The Trust's income and distributable income would be adversely affected if one or more major tenants or a significant number of tenants were unable to meet their lease obligations or if a significant portion of vacant space in the properties in which the REIT has an interest is not able to be leased on economically favourable lease terms. In the event of default by a tenant, delays or limitations in enforcing rights as a lessor may be experienced and substantial costs in protecting the REIT's investment may be incurred. The ability to rent unleased space in the properties in which the REIT has an interest will be affected by many factors, including the level of general economic activity and the competition for tenants by other properties. Costs may be incurred in making improvements or repairs to property required by a new tenant. The failure to rent unleased space on a timely basis or at all or at rents that are equivalent or higher than current rents would likely have an adverse effect on the REIT's financial position and the value of its properties.

Certain significant expenditures, including property taxes, maintenance costs, hypothecary payments, insurance costs and related charges must be made throughout the period of ownership of immovable property regardless of whether the property is producing any income. If the REIT is unable to meet mortgage payments on any property, loss could be sustained as a result of the mortgage creditor's exercise of its hypothecary remedies.

Immovable property investments tend to be relatively illiquid, with the degree of liquidity generally fluctuating in relationship with the demand for and the perceived desirability of such investments. Such illiquidity may tend to limit the REIT's ability to make changes to its portfolio promptly in response to changing economic or investment conditions. If the REIT were to be required to liquidate its immovable property investments, the proceeds to the REIT might be significantly less than the aggregate carrying value of its properties.

The REIT is exposed to debt financing risks, including the risk that existing mortgage indebtedness secured by its properties cannot be refinanced or that the terms of such refinancing will not be as favourable as the terms of existing mortgages.

Leases for the REIT's properties, including those of significant tenants, will mature from time to time over the short and long term. There can be no assurance that the REIT will be able to renew any or all of the leases upon maturity or that rental rate increases will occur or be achieved upon any such renewals. The failure to renew leases or achieve rental rate increases may adversely impact the REIT's financial position and results of operations and decrease the amount of cash available for distribution.

COMPETITION

The REIT competes for suitable immovable property investments with individuals, corporations and institutions (both Canadian and foreign) which are presently seeking or which may seek in the future immovable property investments similar to those desired by the REIT. Many of those investors have greater financial resources than the REIT, or operate without the investment or operating restrictions of the REIT or according to more flexible conditions. An increase in the availability of investment funds and heightened interest in immovable property investments could increase competition for immovable property investments, thereby increasing purchase prices and reducing their yield.

In addition, numerous property developers, managers and owners compete with the REIT in seeking tenants. The existence of competing developers, managers and owners and competition for the Trust's tenants could have an adverse effect on the Trust's ability to lease space in its properties and on the rents charged, and could adversely affect the Trust's revenues and, consequently, its ability to meet its debt obligations.

ACQUISITIONS

The REIT's business plan focuses on growth through identifying suitable acquisition opportunities, pursuing such opportunities, completing acquisitions and effectively operating and leasing such properties. If the REIT is unable to manage its growth effectively, it could adversely impact the REIT's financial position and results of operations, and decrease the amount of cash available for distribution. There can be no assurance as to the pace of growth through property acquisitions or that the REIT will be able to acquire assets on an accretive basis, and as such there can be no assurance that distributions to unitholders will increase in the future.

DEVELOPMENT PROGRAM

Information regarding our development projects, development costs, capitalization rates and expected returns are subject to change, which may be material, as assumptions regarding items including, but not limited to, tenant rents, building sizes, leasable areas, and project completion timelines and costs are updated periodically based on revised site plans, our cost tendering process, continuing tenant negotiations, demand for leasable space in our markets, obtaining required building permits, ongoing discussions with municipalities and successful property re-zonings. There can be no assurance that any assumptions in this regard will materialize as expected and changes could have a material adverse effect on our development program, asset values and financial performance.

RECRUITMENT AND RETENTION OF EMPLOYEES AND EXECUTIVES

Competition for qualified employees and executives is intense. If Cominar is unable to attract and retain qualified employees and executives, the conduct of its activities may be adversely affected.

GOVERNMENT REGULATION

The REIT and its properties are subject to various government statutes and regulations. Any change in such statutes or regulation adverse to the REIT and its properties could affect the REIT's operating results and financial performance.

In addition, environmental and ecological legislation and policies have become increasingly important in recent years. Under various laws, the REIT could become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its properties or disposed of at other locations or for the costs of other remedial or preventive work. The failure to remove or remediate such substances, or to effect such remedial or preventive work, if any, may adversely affect an owner's ability to sell such real estate or to borrow using such real estate as collateral, and could potentially also result in claims against the owner by private plaintiffs or governmental agencies.

LIMIT ON ACTIVITIES

In order to maintain its status as a "mutual fund trust" under the Income Tax Act, the REIT cannot carry on most active business activities and is limited in the types of investments it may make. The Contract of Trust contains restrictions to this effect.

STATUS FOR TAX PURPOSES Income taxes

Cominar is considered a mutual fund trust for income tax purposes. Pursuant to the Contract of Trust, the trustees intend to distribute or designate all taxable income directly earned by Cominar to unitholders and to deduct such distributions and designations for income tax purposes.

Cominar's subsidiaries are subject to tax on their taxable income under the Income Tax Act and the Taxation Act. Taxation of distributions of specified investment flow-through (SIFT) entities

Since 2007, SIFT entities are subject to income taxes on the distributions they make. In short, a SIFT entity is an entity (including a trust) that resides in Canada, its investments are listed on a stock exchange or other public market and it holds one or more non-portfolio properties.

Exception for real estate investment trusts (REITs)

The SIFT rules do not apply to SIFT trusts that qualify as REITs for a given taxation year. The conditions to qualify as a REIT have been amended in connection with Bill C-10, which received Royal Assent on March 12, 2009. Generally, to qualify as a REIT, a trust must be resident in Canada and meet the following conditions: [i] the only "non-portfolio properties" it owns during the year are "qualified REIT properties," [ii] at least 95% of its income for the taxation year is from one or more of the following sources: rent from "real or immovable properties"; interest; capital gains from the disposition of real or immovable properties; dividends and royalties, [iii] at least 75% of its income for the taxation year is from one or more of the following sources: rent from "real or immovable properties"; interest from mortgages on real or immovable properties and capital gains from dispositions of real or immovable properties, and [iv] at no time in the taxation year is the total fair market value of all properties held by the trust, each of which is a real or immovable property, a debt of a Canadian corporation represented by a banker's acceptance, cash or generally, an amount receivable from the Government of Canada or from certain other public agencies, less than 75% of the trust's net worth at that time.

As at September 30, 2011, Cominar's management believes that the REIT currently meets all the criteria required to qualify for the REIT exception. As a result, the SIFT trust tax rules do not apply to Cominar. Cominar's management intends to take all the necessary steps to meet these conditions on an on-going basis in the future.

Were the REIT exception not applicable to the REIT at any time in a year (including the current taxation year), the SIFT amendments and the SIFT regime (under which amounts deductible will no longer be deductible in computing the income of the REIT and additional taxes will be payable by the REIT) will, commencing in such year, impact materially the level of cash distributions which would otherwise be made by the REIT.